                                                                   EXHIBIT 10.20

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                  COLLABORATION, LICENSE AND SUPPLY AGREEMENT

                                    BETWEEN

                            ATRIX LABORATORIES, INC.

                                      AND

                          MEDIGENE AKTIENGESELLSCHAFT

                                TABLE OF CONTENTS

SECTION                                                                 PAGE NO.
-------                                                                 --------
ARTICLE I DEFINITIONS................................................        1

ARTICLE II COLLABORATION.............................................        9
   Section 2.01.  Objectives.........................................        9
   Section 2.02.  Prostate Cancer Development Program................        9
   Section 2.03.  Commercialization..................................       11
   Section 2.04.  Availability of Resources; Cooperation.............       11

ARTICLE III LICENSE..................................................       11
   Section 3.01.  License Fee........................................       11
   Section 3.02.  License Terms......................................       11
   Section 3.03.  Marks..............................................       13
   Section 3.04.  Ownership of Intellectual Property.................       13

ARTICLE IV ROYALTY AND MILESTONE PAYMENTS............................       13
   Section 4.01.  Research and Development Expenses..................       13
   Section 4.02.  Royalty Payments...................................       13
   Section 4.03.  Milestone Payments.................................       14
   Section 4.04.  Sales Milestone Payment............................       14
   Section 4.05.  Reports............................................       14

ARTICLE V NEW PRODUCT................................................       16
   Section 5.01.  New Product........................................       16
   Section 5.02.  Right of First Negotiation.........................       16

ARTICLE VI COMMERCIALIZATION.........................................       17
   Section 6.01.  Promotion And Marketing Obligations................       17

ARTICLE VII MANUFACTURE AND SUPPLY...................................       20
   Section 7.01.  Agreement to Supply Product........................       20
   Section 7.02.  Quality Assurance..................................       20
   Section 7.03.  Atrix's Duties.....................................       20
   Section 7.04.  Compliance with Applicable Laws....................       22
   Section 7.05.  Second Manufacturing Source........................       22
   Section 7.06.  Failure to Supply..................................       22
   Section 7.07.  Allocation.........................................       23

ARTICLE VIII PURCHASE AND SALE.......................................       23
   Section 8.01.  Purchase Price and Payment.........................       23
   Section 8.02.  Adjustment to Purchase Price/Audit.................       24
   Section 8.03.  Labeling and Artwork...............................       25
   Section 8.04.  Purchase Forms.....................................       26
   Section 8.05.  Confirmation.......................................       26
   Section 8.06.  Delivery...........................................       26
   Section 8.07.  Forecasts and Orders...............................       26
   Section 8.08.  Demonstration Samples..............................       28

ARTICLE IX WARRANTY, REJECTION AND INSPECTIONS.......................       28
   Section 9.01.  Atrix Warranty.....................................       28

   Section 9.02.  Rejection of Product for Failure to Conform to
                  Specifications.....................................       28
   Section 9.03.  MediGene Inspections...............................       29

ARTICLE X REGULATORY COMPLIANCE......................................       30
   Section 10.01. Marketing Authorization Holder.....................       30
   Section 10.02. Maintenance Of Marketing Authorizations............       30
   Section 10.03. Interaction with Competent Authorities.............       30
   Section 10.04. Adverse Drug Event Reporting and Phase IV
                  Surveillance.......................................       30
   Section 10.05. Commercial Sale Testing And Reporting..............       31
   Section 10.06. Assistance.........................................       32
   Section 10.07. Compliance.........................................       32

ARTICLE XI PATENTS AND TRADEMARKS....................................       32
   Section 11.01. Maintenance of Patents or Marks....................       32
   Section 11.02. Prosecution of Infringement........................       33
   Section 11.03. Infringement Claimed by Third Parties..............       34

ARTICLE XII CONFIDENTIALITY..........................................       34
   Section 12.01. Confidentiality....................................       34
   Section 12.02. Disclosure of Agreement............................       35

ARTICLE XIII ATRIX'S OPTION TO MARKET THE PRODUCT UNDER CERTAIN
                  CIRCUMSTANCES......................................       35
   Section 13.01. Co-Marketing Rights................................       35

ARTICLE XIV REPRESENTATIONS AND WARRANTIES...........................       36
   Section 14.01. Corporate Power....................................       36
   Section 14.02. Due Authorization..................................       36
   Section 14.03. Binding Obligation.................................       36
   Section 14.04. Ownership of Atrigel(R) Patent Rights..............       36
   Section 14.05. Patent Proceedings.................................       36
   Section 14.06. Legal Proceedings..................................       37
   Section 14.07. Compliance With Applicable Laws....................       37
   Section 14.08. Limitation on Warranties...........................       37
   Section 14.09. Limitation of Liability............................       37

ARTICLE XV INDEMNIFICATION...........................................       37
   Section 15.01. MediGene Indemnified by Atrix......................       37
   Section 15.02. Atrix Indemnified by MediGene......................       38
   Section 15.03. Prompt Notice Required.............................       38
   Section 15.04. Indemnitor May Settle..............................       38

ARTICLE XVI COVENANTS................................................       39
   Section 16.01. Covenant Not To Launch Competitive Product.........       39
   Section 16.02. Limitation To The Territory........................       39
   Section 16.03. Access to Books and Records........................       40
   Section 16.04. A&S Spending Levels................................       40
   Section 16.05. Marketing Expenses.................................       40
   Section 16.06. Compliance.........................................       40
   Section 16.07. Reports............................................       40
   Section 16.08. Protection of the Marks............................       41
   Section 16.09. Launch Quantities..................................       41
   Section 16.10. Further Actions....................................       41

   Section 16.11. Equitable Relief...................................       41

ARTICLE XVII PRODUCT RECALL..........................................       42
   Section 17.01. Product Recalls or Withdrawal......................       42
   Section 17.02. Recall Costs.......................................       42
   Section 17.03. Notification Of Complaints.........................       43
   Section 17.04. Notification Of Threatened Action..................       43

ARTICLE XVIII INSURANCE..............................................       43
   Section 18.01. Insurance..........................................       43

ARTICLE XIX TERM; DEFAULT AND TERMINATION............................       44
   Section 19.01. Term...............................................       44
   Section 19.02. Termination by Either Party for Cause..............       44
   Section 19.03. Termination by Atrix...............................       44
   Section 19.04. Termination by MediGene............................       45
   Section 19.05. Remedies...........................................       45
   Section 19.06. Effect of Termination..............................       45
   Section 19.07. License Following Expiration.......................       45

ARTICLE XX MISCELLANEOUS.............................................       47
   Section 20.01. No-Solicitation....................................       48
   Section 20.02. Commercially Reasonable Efforts....................       48
   Section 20.03. Assignment.........................................       48
   Section 20.04. Force Majeure......................................       48
   Section 20.05. Governing Law......................................       49
   Section 20.06. Waiver.............................................       49
   Section 20.07. Severability.......................................       49
   Section 20.08. Notices............................................       49
   Section 20.09. Independent Contractors............................       50
   Section 20.10. Rules of Construction..............................       50
   Section 20.11. Publicity..........................................       50
   Section 20.12. Entire Agreement; Amendment........................       52
   Section 20.13. Headings...........................................       53
   Section 20.14. Counterparts.......................................       53

Exhibit A - Atrigel(R) Patent Rights.................................      A-1
Exhibit B - Form of Certificate of Compliance........................      B-1
Exhibit C - [**].....................................................      C-1
Exhibit D - Form of Stock Purchase Agreement.........................      D-1
Exhibit E - [**].....................................................      E-1
Exhibit F - MediGene's SOP...........................................      F-1
Exhibit G - Drug Delivery Competitors................................      G-1

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                   COLLABORATION, LICENSE AND SUPPLY AGREEMENT

     This Collaboration, License and Supply Agreement (the "Agreement") is made as of April 4, 2001(the "Effective Date") by and between Atrix Laboratories, Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), and MediGene Aktiengesellschaft, a German corporation having offices at Lochhamer Strasse 11, Planegg/Martinsried, Germany ("MediGene"). Atrix and MediGene are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

                                    RECITALS

     WHEREAS, Atrix possesses proprietary drug delivery systems including "Atrigel(R)" and has substantial experience and expertise in the discovery, design and development of products based on these proprietary drug delivery systems for medical, dental and veterinary applications;

     WHEREAS, MediGene possesses substantial resources and expertise in the research and development of pharmaceutical products and intends to invest substantial resources for the commercialization and marketing of pharmaceutical products under this Agreement;

     WHEREAS, Atrix wishes to grant to MediGene, and MediGene wishes to obtain from Atrix, an exclusive license under Atrix's Atrigel(R) Technology to market, advertise, promote, distribute, offer for sale, sell and import the Product in the Territory for use in the Field on the terms and subject to the conditions set forth herein; and

     WHEREAS, MediGene wishes Atrix to manufacture and Atrix desires to manufacture each of the Product to be sold in the Territory by MediGene.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   DEFINITIONS

          (a) The following terms as used in this Agreement shall have the meaning set forth below:

     "Acceptance for Filing" means MediGene's receipt of a letter issued by the EMEA or other Competent Authority indicating acceptance for filing of a regulatory dossier pursuant to Applicable Laws in the Territory.

     "Affiliate" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

     "Applicable Laws" means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing, packaging or sale of the Product in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product in the Territory, to the extent applicable and relevant, and including all cGMP or Good Clinical Practices standards or guidelines promulgated by the FDA or the Competent Authorities and including trade association guidelines, where applicable, as well as United States' export control laws and the United States' Foreign Corrupt Practices Act.

     "A&S" means MediGene's advertising and selling expenditures incurred in and associated with the promotional support of the Product in the Territory, including the respective overhead allocation costs for supporting and warehousing the Product, physical and logistic distribution expenses, creation, development and acquisition of advertising and selling materials, including, but not limited to, expenditures for samples, detailing materials, journal advertising, in-office waiting room materials, educational programs, including Web-site programs for physicians and patients, convention booths, direct mail, consumer support, third party support, managed care programs, post-marketing Phase IV studies to support existing indications, market research, market surveys, market analysis and the training and costs of the pharmaceutical detail force, and the telesales staff used with regard to support of the Product.

     "Atrigel(R)" means Atrix's proprietary drug delivery system consisting of flowable compositions (e.g., solutions, gels, pastes and putties) of biodegradable polymers and biocompatible solvents.

     "Atrigel(R) Know-How" means all Know-How related to Atrix's proprietary Atrigel(R) drug delivery system and which is under the Control of Atrix as of the Effective Date, or is created during the term of this Agreement including, but not limited to, data and documentation of clinical trials and useful for clinical trials created outside the Territory as of the Effective Date and during the term of this Agreement, which is not covered by the Atrigel(R) Patent Rights, but is necessary or useful to develop, Manufacture and commercialize the Product in the Territory for use in the Field.

     "Atrigel(R) Patent Rights" means all Patent Rights related to Atrix's proprietary Atrigel(R) drug delivery system as of the Effective Date and at any time during the Term of this Agreement, which are necessary or appropriate to develop, Manufacture and commercialize the Product in the Territory for use in the Field, which are under the Control of Atrix as of the Effective Date and Improvements thereto developed during the Term. The Atrigel(R) Patent Rights as of the Effective Date are set forth on Exhibit A.

     "Atrigel(R) Technology" means the Atrigel(R) Patent Rights and the Atrigel(R) Know-How.

     "Atrix Manufacturing Cost" means the actual cost of the Manufacture by Atrix of the Product under a Manufacturing Process, including the related quality assurance and quality control activities as required by Applicable Laws (other than the costs set forth in Section 2.03), which actual cost shall be comprised of the cost of goods produced as determined in accordance with GAAP, and shall include direct labor, direct material, including raw materials and packaging materials, and the allocable portion of the manufacturing overhead of Atrix directly attributable to the Manufacture of the Product. The allocable portion of the manufacturing overhead shall be determined by taking the total facility cost for the period, less an adjustment for idle capacity, and allocating the remaining facility cost by labor usage to each of the products produced in the facility during the period. For example: If the facility cost for the period was $1,000,000 and it was operating at 80% capacity, the allocable facility cost would be $800,000. If the Product represented 30% of labor usage during the period, the allocable portion of the manufacturing overhead directly attributable to the Manufacture of the Product would be $240,000. Atrix Manufacturing Cost shall exclude selling, general and administrative, research and development, and interest expenses and any and all debt service payments of Atrix.

     For a period of twelve (12) months from the date of First Commercial Sale of each Product the Atrix Manufacturing Cost for each Product will be set as follows for the [**] (the "Twelve Month Cost"):

                [**] Dosage Forms Cost:
                [**] One Month Product -   [**]
                [**] Three Month Product - [**]
                [**] Four Month Product -  [**]
                [**] Six Month Product -   [**]

     [**]

                [**] Dosage Forms Cost:

                [**] One Month Product -   [**]
                [**] Three Month Product - [**]
                [**] Four Month Product -  [**]
                [**] Six Month Product -   [**]

     [**]

     "Certificate of Compliance" means the certificate of compliance in the form attached hereto as Exhibit B.

     "cGMP" means current good manufacturing practices as defined in 21 CFR
Section 110 et seq.

     "Collaboration" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.

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     "Competent Authorities" means collectively the governmental entities in each country, or recognized regional authorities, in the Territory responsible for the regulation of medicinal products intended for human use.

     "Competitive Product" means any leuteinizing hormone releasing hormone
(LHRH) or a structurally related derivative or structurally related analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, used for the treatment of prostate cancer, endometriosis or uterine fibroids.

     "Confidential Information" means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form, confirmed in writing and marked as confidential within thirty (30) days of the date of disclosure. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

          (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

          (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

          (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

          (d) is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

          (e) is the subject of a written permission to disclose provided by the disclosing Party.

     "Consumer Price Index" means the Consumer Price Index for all Urban Consumers (Consumer Prices - All Urban Consumers, 1982-84 = 100) as published by the Bureau of Labor Statistics of the Department of Labor of the United States Department of Commerce.

     "Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     "Demonstration Samples" means Units, absent leuprolide acetate, used to demonstrate the manner in which the Product is prepared and used, and labeled "demonstration samples, for demonstration purposes only, not for human use."

     "EMEA" means the European Medicine Evaluation Agency.

     [**]

     [**]

     [**]

     [**]

     [**]

     [**]

     "FDA" means the United States Food and Drug Administration.

     "Field" means the treatment of prostate cancer, endometriosis and uterine fibroids.

     "First Commercial Sale" means (i) with respect to a country in the Territory, the first sale for use, consumption or resale of each Product by MediGene in such country and (ii) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

     "GAAP" means United States generally accepted accounting principles consistently applied on a basis consistent throughout the periods indicated and consistent with each other.

     "Good Clinical Practices" means good clinical practices as defined in 21 CFR Section 50 et seq. and Section 312 et seq.

     "Governmental Approval" means all permits, licenses and authorizations, including but not limited to, import permits, Marketing Authorizations required by any Competent Authority as a prerequisite to the Manufacturing, packaging, marketing or selling of the Product or the Units.

     "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Atrigel(R) Technology developed, or acquired by Atrix at any time during the Term and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product.

     "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

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     "Launch Quantity" means a quantity of Product adequate to meet the requirements set forth for the first six (6) months in the Initial Forecast.

     "Major Countries" or "Major Country" means individually or collectively, as the case may be, the countries of France, Germany, Italy, Spain and the United Kingdom.

     "Manufacture" or "Manufacturing Process" means the storage, handling, production, processing and packaging of a Product or a Demonstration Sample, in accordance with this Agreement and Applicable Laws.

     "Marketing Authorization" means all necessary and appropriate regulatory approvals, including but not limited to, variations thereto, and Pricing and Reimbursement Approvals where applicable, to put the Product on the market in a particular country in the Territory.

     "Marks" means "Atrigel(R)" or "Leuprogel(TM)" or any additional trademarks selected by Atrix in either case, alone or accompanied by any logo or design and any foreign language equivalents in figure, sound or meaning, whether registered or not.

     "NDA" means a New Drug Application, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to manufacture, package, ship and sell a product in the United States as more fully defined in 21 CFR Section 314.5 et seq.

     "Net Sales" means the [**]

     Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

     In the event MediGene transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by MediGene in an arms length transaction with similar customers. In the event that MediGene includes one or more Product as part of a bundle of products, MediGene agrees not to offer or sell any such Product as a loss leader (i.e. sold at less than the invoice price at which any such Product is sold when not part of a bundle of products) in determining the price of the bundled products.

     "Net Selling Price" means with respect to a given time period and for a given country on a product by product basis, Net Sales with respect to such country divided by the number of Units for the [**] sold in such country during such time period.

     "New Product" means a product containing a combination of leuprolide acetate in the Atrigel(R) delivery system (other than the Product) or any other product using any leuteinizing hormone releasing hormone (LHRH) or a structurally related derivative or structurally related

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analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, for use in the Territory, outside of the Field.

     "Packaging Specifications" means the packaging specifications and the labeling specifications for the Unit, as mutually determined by Atrix and MediGene from time to time, and in compliance with Applicable Laws.

     "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

     "Phase IV" means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for or abuses of a drug, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after regulatory approval of a Product.

     "Pricing and Reimbursement Approvals" means any pricing and reimbursement approvals which must be obtained before placing Product on the market in any country in the Territory in which such approval is required.

     "Prime Rate of Interest" means the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; provided, however that if the Wall Street Journal does not publish the Prime Rate of Interest, then the term "Prime Rate of Interest" shall mean the rate of interest publicly announced by Bank of America, N.A., as its Prime Rate, Base Rate, Reference Rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

     "Product" means individually and collectively the [**] supplied in Unit packages [**], supplied in Unit packages, for use in the Field.

     "Royalty" means the royalty to be paid by MediGene to Atrix as set forth in
Section 4.02.

     "Royalty Term" means the period of time commencing on the First Commercial Sale of each Product in any country in the Territory and ending on the expiration of the last to expire of the Atrigel(R) Patent Rights covering each Product in such country.

     "Shipment" means each individual group of Product received by MediGene from Atrix.

     "Specifications" means the specifications for the Product as may be amended from time to time by the Parties and in compliance with Applicable Laws. The Specifications for the [**] are attached hereto as Exhibit C.

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     "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of the same date as this Agreement between Atrix and MediGene attached hereto as Exhibit D.

     "Territory" means Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, The former Yugoslav Republic of Macedonia, Turkey, Ukraine, United Kingdom and Yugoslavia.

     "Third Party" means any entity other than: (a) Atrix, (b) MediGene or (c) an Affiliate of Atrix or MediGene.

     "U.C.C." means the Uniform Commercial Code of Colorado.

     "Unit" means the Product, currently packaged in a two-part system containing (a) one syringe of Atrigel(R) delivery system and a needle in a moisture proof pouch and sterilized by gamma irradiation; (b) one syringe containing sufficient leuprolide acetate for a [**], aseptically filled and lyophilized in the syringe, and packaged in a moisture-proof pouch; (c) instructions for use; and (d) a commercial trade or sample package. The trade or sample package may be changed or reformulated by Atrix and MediGene from time to time and the term "Unit" shall refer to the Product in such changed or reformulated package.

     "United States" means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

     [**]

     [**]

     [**]

     [**]

     [**]

          (b) Each of the following terms is defined in the Section set forth opposite such term below:

ADE............................................                 Section 10.04(a)
Adjusted Atrix Manufacturing Cost..............                  Section 8.02(a)
Advisory Board.................................               Section 6.01(e)(i)
Agreement......................................                         Preamble
Atrix..........................................                         Preamble

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
Atrix Sales Force..............................                  Section 6.01(f)
Clinical Documentation.........................                  Section 2.02(c)
Disputed Amount................................                 Section 19.03(a)
Documentation..................................                  Section 8.02(b)
Effective Date.................................                         Preamble
[**]
Force Majeure..................................                    Section 20.04
Indemnitee.....................................                    Section 15.03
Indemnitor.....................................                    Section 15.03
Initial Forecast...............................                  Section 8.07(a)
Initiating Group...............................                    Section 20.01
License........................................                     Section 3.02
Licensed Territory.............................                 Section 16.02(b)
Loss...........................................                    Section 15.01
MediGene.......................................                         Preamble
[**]
Other Group....................................                    Section 20.01
Parties........................................                         Preamble
Party..........................................                         Preamble
Program Technology.............................                  Section 3.04(a)
Purchase Price.................................                     Section 8.01
Recall.........................................                    Section 17.01
Results........................................                  Section 2.02(c)
Royalty Statement..............................                  Section 3.04(a)
Second Source..................................                     Section 7.05
SOP............................................                 Section 10.04(c)
Term...........................................                    Section 19.01
[**]
Twelve Month Cost..............................   See "Atrix Manufacturing Cost"
[**]

                                   ARTICLE II

                                  COLLABORATION

     Section 2.01. OBJECTIVES. Pursuant to the [**] Development Program [**], Atrix and MediGene shall conduct research and development activities using the Atrigel(R) Technology to develop Product for use in the Field.

     Section 2.02. PROSTATE CANCER DEVELOPMENT PROGRAM.

          (a) U.S. Product. Atrix shall utilize the Atrigel(R) Technology to conduct research and development of the [**] for the palliative treatment of prostate cancer for the U.S.

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     market at its own cost and expense, pursuant to a written development program (the [**]), a copy of which is attached hereto as Exhibit E. [**] MediGene shall reimburse Atrix for all costs and expenses incurred by Atrix in supporting MediGene's registration of [**] for use in the Territory, promptly upon receipt of a reasonably detailed invoice setting forth such costs and expenses in accordance with a budget mutually agreed to by the Parties and approved by MediGene.

               (i) If additional clinical trials or additional tests are required by Competent Authorities to market [**] the Product in the Territory then the Parties shall discuss the design and budget of such clinical trials and tests and MediGene shall conduct and pay all costs and expenses associated with such clinical trials and tests. For the avoidance of any doubt, MediGene shall make the final determination as to the design of such clinical trials and tests; provided that MediGene will consider the effect of such designs on the marketing and sale of the Product outside the Territory. Atrix shall diligently assist and support MediGene in such clinical trials and tests and MediGene shall reimburse Atrix for all costs and expenses incurred by Atrix in supporting such clinical trials and tests promptly upon receipt of a reasonably detailed invoice setting forth such costs and expenses in accordance with the budget mutually agreed to by the Parties and approved by MediGene. Further, Atrix shall sell and supply to MediGene [**] necessary for such additional clinical trials and tests at Atrix's actual cost of goods, including overhead allocation but excluding any manufacturing profit.

               (ii) If Atrix's U.S. licensee elects not to fund the development, [**] in the field of endometriosis or uterine fibrosis and MediGene elects to fund the development of such Product for sale in the Territory, then the Parties shall discuss the design and budget of such development and MediGene shall conduct and pay all costs and expenses associated with the development of such Product with such indication in the Territory. For the avoidance of any doubt, MediGene shall make the final determination as to the design of such development program; provided that MediGene will consider the effect of such design on the marketing and sale of the Product outside the Territory. Atrix shall diligently assist and support MediGene in such development program and MediGene shall reimburse Atrix for all costs and expenses incurred by Atrix in supporting such development program, promptly upon receipt of a reasonably detailed invoice setting forth such costs and expenses in accordance with the budget mutually agreed to by the Parties and approved by MediGene.

          (b) [**]

          (c) Regulatory and Clinical Documents. Subject to Section 3.02, MediGene will own all documentation, including all notes, summaries and analyses related thereto, developed in connection with such clinical trials and regulatory submissions (the

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     "Clinical Documentation") and the results of such clinical testing (the
     "Results"); provided that MediGene shall provide Atrix with copies of all the Clinical Documentation and the Results; and further provided, that MediGene shall provide Atrix with reasonable access to and full use of the Clinical Documentation and the Results.

          (d) Audit of [**] Costs. MediGene shall have the right to cause an independent, certified public accountant reasonably acceptable to Atrix to audit those records of Atrix relating to the calculation of those costs and expenses of Atrix for which MediGene is responsible for under this Section
     2.02 for the sole purpose of verifying such costs and expenses. Such audits may be exercised during normal business hours no more than once in a twelve
     (12) month period upon at least ten (10) days prior written notice.

     Section 2.03. COMMERCIALIZATION. MediGene, at its own expense, will be responsible for (a) conducting all market research related to the Product; and
(b) commercialization of the Product in the Territory (including all sales and marketing activities related to the Product). MediGene will obtain Governmental Approvals in the Territory and pay all duties, fees, tariffs and similar obligations required to market the Product in each country in the Territory.

     Section 2.04. AVAILABILITY OF RESOURCES; COOPERATION. Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party pursuant to the [**]. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

                                   ARTICLE III

                                     LICENSE

     Section 3.01. LICENSE FEE. In partial consideration for the License granted under Section 3.02(a), MediGene shall pay to Atrix an initial one-time non-refundable license fee equal to Two Million Dollars ($2,000,000) on the Effective Date by wire transfer of immediately available funds to an account to be designated by Atrix to MediGene prior to the Effective Date. On the Effective Date, MediGene shall also purchase from Atrix Four Million Dollars ($4,000,000) of Atrix's common stock, as provided in the Stock Purchase Agreement.

     Section 3.02. LICENSE TERMS. The terms and conditions of the exclusive license (the "License") granted by Atrix to MediGene shall be as follows:

          (a) License Grant. Subject to the terms of this Agreement, Atrix hereby grants to MediGene an exclusive license under the Atrigel(R) Technology to use, develop, market, advertise, promote, distribute, offer for sale, sell and import, but not Manufacture, the Product in the Territory for use in the Field, with a right to sublicense in accordance with

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     this Section 3.02, and agrees to transfer the Atrigel(R) Know-How to
     MediGene, only to the extent necessary and sufficient for MediGene to exercise its rights and perform its obligations hereunder. This exclusive license can only be transferred by MediGene on the basis set forth in
     Section 20.03.

          (b) Right to Sublicense without Manufacturing. Subject to the terms of this Agreement, MediGene shall have the right to grant, under the license granted by Atrix to MediGene under Section 3.02(a) and without the prior written consent of Atrix, a sublicense to a Third Party. MediGene will provide a copy of any such sublicense to Atrix promptly upon the execution of the same. The right to sublicense granted under this Section 3.02(b) shall be subject to the terms and conditions of the license itself, and MediGene shall be responsible for and shall guarantee the performance by the sublicensee of such obligations.

          (c) [**]

          (d) License Termination. If MediGene has not undertaken commercially reasonable efforts to begin distribution and marketing of [**], if applicable, in (i) each Major Country within ninety (90) days following receipt of written notice by MediGene that Governmental Approval has been received for each respective Product for each Major Country and (ii) each other country in the Territory within one hundred and eighty (180) days following receipt of written notice by MediGene that Governmental Approval has been received for each respective Product for each other country in the Territory and provided that Atrix has available Launch Quantities of the respective Product, then the following shall occur with respect to each Product not so distributed and marketed: (A) in each Major Country within such ninety (90) days and (B) in each other country in the Territory within such one hundred and eighty (180) days: (1) Atrix shall have the right to grant a license to a Third Party, to market, advertise, promote, distribute, offer for sale, sell or import [**], if applicable, respectively, on a country-by-country basis in the Major Countries; provided that the terms of such licenses are no less favorable to Atrix, in any material respect, than those set forth in this Agreement (excluding milestone payments and subject to adjustments to the dollar amount of Net Sales at which a higher royalty rate becomes payable (to reflect the fact that the licensee under such license will not have the right to market and sell the Product in the entire Territory)), (2) the licenses granted to MediGene under this Agreement shall automatically terminate with respect to that specific Product in that specific country in the Territory and such country shall no longer be included in the Territory for such Product and
     (3) MediGene shall grant to Atrix an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use the Clinical Documentation, the Results and the Marketing Authorizations and make any required filings with Competent Authorities, only to the extent necessary and sufficient for Atrix or its licensee to market the Product in such country; provided, however, such rights shall not include any license or other right to use MediGene's trademarks or tradedress.

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     Section 3.03. MARKS. Subject to the terms and conditions of this Agreement,
Atrix hereby grants to MediGene an exclusive, royalty-free right to use the Marks in the Territory in connection with the use, development, marketing, advertising, promotion, distribution and sale of the Product in the Field.

     Section 3.04. OWNERSHIP OF INTELLECTUAL PROPERTY.

          (a) All right, title and interest in and to any developments, inventions or discoveries made in connection with any leuteinizing hormone releasing hormone (LHRH) or a structurally related derivative or structurally related analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, used for treatments outside the Field, which do not relate to the Atrigel(R) Technology or the Product, made or conceived only during and as a direct result of either Party's work in connection with this Agreement, shall be jointly owned by the Parties, including any patentable inventions (the "Program Technology).

          For the avoidance of doubt, MediGene shall have no right, title or interest in or to the Atrigel(R) Technology or the Marks, except as specifically set forth in this Agreement.

          (b) Atrix and MediGene each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use the Program Technology for all research purposes (consistent with the purpose and intent of this Agreement) other than the sale or manufacture for sale of products or processes; provided that if any Party desires to make, manufacture, use, market or sell any product based upon the Program Technology or desires to provide to a Third Party a sublicense to make, manufacture, use, market or sell any product based on the Program Technology, then such Party shall grant to the other Party a right of first negotiation under substantially the same terms and procedures as MediGene's right of first negotiation as set forth in Section 5.02 with respect to such product.

                                   ARTICLE IV

                         ROYALTY AND MILESTONE PAYMENTS

     Section 4.01. RESEARCH AND DEVELOPMENT EXPENSES. Except as set forth in
Section 2.02, Atrix shall, at its sole expense, be responsible for all research and development expenses pertaining to the Product.

     Section 4.02. ROYALTY PAYMENTS. MediGene shall pay to Atrix a royalty based on [**] for a period equal to the Royalty Term for each Product in each country in the Territory as follows:

               (I) [**]

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     All royalty payments due to Atrix under this Agreement shall be paid within forty five (45) days of the end of each calendar quarter, unless otherwise specifically provided herein.

     Section 4.03. MILESTONE PAYMENTS. MediGene shall pay to Atrix, as licensing fees, the following milestone payments within thirty (30) days after Atrix gives notice to MediGene of the occurrence of the specified milestone event:

          (a) [**]

          (b) [**]

          (c) [**]

          (d) [**]

          (e) [**] and

          (f) [**]

[**]. For the avoidance of doubt, the milestone payments referred to in this
Section 4.03 shall be paid only once by MediGene.

     Section 4.04. SALES MILESTONE PAYMENT. MediGene shall pay to Atrix as a one-time payment the sum of [**]. For the avoidance of doubt, the milestone payment referred to in this Section 4.04 shall be paid only once by MediGene.

     Section 4.05. REPORTS.

          (a) Reports. MediGene shall furnish to Atrix a quarterly written report showing in reasonably specific detail, on a Product by Product and country by country basis, (a) the calculation of Net Sales; (b) royalties payable in United States' Dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the First Commercial Sales of any Product in any country in the Territory during the reporting period; and (e) the exchange rates used to determine the amount of United States' Dollars (collectively, the "Royalty Statement"). Royalty Statements shall be due as soon as possible, but in any event no later than sixty (60) days following the close of each calendar quarter.

          (b) Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by

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

     wire transfer to a bank account designated by Atrix, unless otherwise specified in writing by Atrix.

          (c) Late Payments. In the event that any payment, including contingent payments, due hereunder is not made when due, each such payment shall accrue interest from the date due at Prime Rate of Interest. The payment of such interest shall not limit Atrix from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

          (d) Records and Audits. During the Term and for a period of two (2) years thereafter or as otherwise required in order for Atrix to comply with Applicable Law, MediGene shall keep complete and accurate records in sufficient detail to permit Atrix to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and all payments due hereunder; (ii) the calculation of A&S and (iii) the calculation of Net Sales. MediGene shall permit an independent, certified public accountant reasonably acceptable to MediGene to audit and/or inspect those records of MediGene (including but not limited to financial records) that relate to Net Sales, Royalty Statements and A&S for the sole purpose of: (A) verifying the completeness and accuracy of the Royalty Statements;
     (B) verifying the calculation of the Net Selling Price, the calculation of Net Sales and the calculation of A&S and (C) to confirm Royalty payments and A&S expenditures for the Product for the previous year. Such inspection shall be conducted during MediGene's normal business hours, no more than once in any twelve (12) month period and upon at least ten (10) days prior written notice by Atrix to MediGene. If such accounting firm concludes that such payments were underpaid for the preceding year, MediGene shall pay Atrix the amount of any such underpayments for the preceding year, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date Atrix delivers to MediGene such accounting firm's report so concluding that such payments were underpaid for the preceding year. If such accounting firm concludes that such payments were overpaid for the preceding year, Atrix shall pay to MediGene the amount of any such overpayments for the preceding year, without interest, within thirty (30) days of the date Atrix delivers to MediGene such accounting firm's report so concluding that such payments were overpaid for the preceding year. Atrix shall bear the full cost of such audit unless such audit discloses an underpayment by more than five percent (5%) of the amount due for the preceding year. In such case, MediGene shall bear the full cost of such audit.

          (e) Taxes. All taxes levied on account of the payments accruing to Atrix under this Agreement shall be paid by Atrix for its own account, including taxes levied thereon as income to Atrix. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by MediGene, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Atrix. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

          (f) Prohibited Payments. Notwithstanding any other provision of this Agreement, if MediGene is prevented from paying any payments by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to Atrix's account in a bank acceptable to Atrix in the country whose currency is involved.

                                    ARTICLE V

                                   NEW PRODUCT

     Section 5.01. NEW PRODUCT. Subject to MediGene's right of first negotiation under Section 5.02 below, Atrix may or, at MediGene's request and at [**] will, seek to develop and have the EMEA or other Competent Authority approve a New Product.

     Section 5.02. RIGHT OF FIRST NEGOTIATION. For a period of thirty (30) days following the receipt of notice from (i) Atrix of its intention to develop a New Product or (ii) MediGene of its intention to have Atrix develop a New Product, MediGene shall have the first right to negotiate binding material terms for a definitive license agreement for the New Product. In the event (a) MediGene does not determine within such thirty (30) day period to pursue a license for the New Product, (b) the Parties are unable to reach agreement on binding material terms of such a license within such thirty (30) day period, or (c) if the Parties have reached agreement on binding material terms of such a license within such thirty
(30) day period, but are unable to enter into a definitive agreement within ninety (90) days following the written notice from Atrix, which period may be extended upon the mutual agreement of the Parties, Atrix shall have no further obligation to MediGene under this Section 5.02. If MediGene and Atrix cannot agree to the terms of such license, then Atrix may enter into an agreement with a Third Party, provided that the terms of the agreement are no less favorable to Atrix, in any material respect (individually or in the aggregate), than those last proposed in writing by MediGene. The rights of MediGene under this Section
5.02 shall be limited to those countries in the Territory for which MediGene retains a license under Sections 3.02 and 3.03 as of the date written notice is received under this Section 5.02 by Atrix or MediGene, as applicable. If Atrix enters into an agreement with a Third Party under this Section 5.02, Atrix shall notify MediGene of this fact within four (4) weeks after the date the agreement is entered into. MediGene shall then have the right to appoint an appropriate independent person, reasonably acceptable to Atrix, having sufficient experience in licensing matters, which person shall execute a confidentiality agreement in such form as is reasonably satisfactory to Atrix, to examine the terms and conditions of such agreement to determine that the terms thereof are no less favorable to Atrix, in any material respect (individually or in the aggregate), than those last proposed in writing by MediGene. Such determination shall be made within six (6) weeks after the date Atrix provides notice to MediGene that it has entered into such an agreement with a Third Party.

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                                   ARTICLE VI

                                COMMERCIALIZATION

     Section 6.01. PROMOTION AND MARKETING OBLIGATIONS.

          (a) Marketing Efforts. MediGene agrees to use commercially reasonable efforts to promote the sale, marketing and distribution of the Product in the Territory, consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by MediGene in good faith and shall be based upon market size, price, competition and general marketing parameters. Each Party shall promptly advise the other Party of any issues that materially and adversely affect its ability to market the Product in the Territory. In such event, senior executives of MediGene and Atrix shall meet and in good faith discuss what actions should be taken in light of such issues.

          (b) Trademarks. Subject to the terms and conditions of this Agreement, MediGene shall have the right to use any trademark, logo, design and/or tradedress for the Product in the Territory, provided such trademark, logo, design and/or tradedress complies with Applicable Laws.

          (c) Packaging. Atrix shall package and label the Product, the Units and the Demonstration Samples in compliance with the Packaging Specifications and Applicable Laws. Atrix, in consultation with MediGene, shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws, if any, of the FDA for export of the Product and the Demonstration Samples into the Territory and that the Units comply with the Packaging Specifications. Atrix, in consultation with MediGene, shall also be responsible for assuring that packaging and labeling comply with all Applicable Laws where such Product is to be distributed for sale in the Territory. All additional incremental costs resulting from changes to the Packaging Specifications made at the request of MediGene that are not required to export or import the Product to countries in the Territory on a country by country basis under Applicable Laws shall be borne by MediGene.

          (d) Marketing Plans And Reports. Sixty (60) days prior to the expected date of First Commercial Sale in any Major Country and at the beginning of each calendar year thereafter, MediGene shall submit to the Advisory Board in writing the annual marketing, sales and distribution plan for each Major Country detailing MediGene's and its Affiliates' proposed marketing, sales and distribution strategy and tactics for the sale and distribution of Product during such calendar year, or portion thereof, including the expected selling price schedules for each Product in each Major Country (including any (i) prompt payment or other trade or quantity discounts which MediGene expects to offer and (ii) commission rates or rebates which MediGene expects to offer to distributors and agents). In addition, upon the request of Atrix, MediGene shall submit to the Advisory Board copies of any market research reports relating to Product sales and Product competition which MediGene or its Affiliates commission or otherwise obtain to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, MediGene may submit to the Advisory Board only those excerpts from such plans or reports which relate to the Product and Product competition.

          (e) Advisory Board.

               (i) Formation and Function. Promptly after the Effective Date, MediGene and Atrix will each appoint two (2) senior representatives to a committee (the "Advisory Board") that shall have oversight for any activity under this Agreement for the Territory. Atrix will select an individual to serve as chairman of the Advisory Board for the initial twelve (12) months. Thereafter, the chairmanship will rotate between a MediGene member and an Atrix member every twelve (12) months. Except as set forth in Section 13.01, the Advisory Board will be consulted by both Parties on all major decisions in the development and marketing of the Product in each country in the Territory, including, without limitation, in the following areas as they relate to the Product:

                    (A) Product positioning in the marketplace;

                    (B) quantity of direct selling efforts, including the number of sales details to be made;

                    (C) extent and degree of non-personal selling and
               promotional efforts;

                    (D) quantity and content of workshops and medical symposia;

                    (E) design and implementation of a Phase IV clinical study program to support the Product;

                    (F) design and implementation of a consumer awareness
               program;

                    (G) selection of physicians for a medical advisory board and speakers bureau;

                    (H) planning for international regulatory submissions;

                    (I) dispute resolution regarding sales, marketing and
               promotional activities related to the Product; and

                    (J) internet presence;

                    (K) design and performance of other clinical studies in any country of the Territory.

          MediGene, alone, will be responsible for making the final decisions on the development and marketing of the Product (subject to the provisions of Section 2.02) regardless of the action or inaction of the Advisory Board. MediGene


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

          agrees that in making such decisions and taking such actions that it will consider the effect of such decisions and actions on the marketing and sale of the Product outside the Territory. Notwithstanding the foregoing, for the avoidance of doubt, Atrix, alone, shall make the final decision on all matters concerning the Manufacture of the Product, except (a) Product labeling, as provided in Section 8.03, and (b) if MediGene exercises its Manufacturing rights, as provided in Sections 7.06 or 8.02(b).

               (ii) Meetings. The Advisory Board will meet every six (6) months and at such other times as a Party may request, alternating between Planegg/Martinsried, Germany and Fort Collins, Colorado and will otherwise communicate regularly by telephone, facsimile and/or video conference. The chairman of the Advisory Board shall prepare minutes of all meetings. Each Party recognizes the importance of the Advisory Board in the success of the Collaboration and will use diligent efforts to cause all of its representatives on the Advisory Board to attend all meetings of the Advisory Board. A Party may change any of its appointments to the Advisory Board at any time upon giving written notice to the other Party.

               (iii) Working Groups. The Advisory Board may establish appropriate working groups for the marketing and any other activities necessary for the development and marketing of the Product in the Territory. Each working group shall meet at least once every three (3) months and at such other times as a Party may request, alternating between Planegg/Martinsried, Germany and Fort Collins, Colorado and will otherwise communicate regularly by telephone, facsimile and/or video conference. All actions of a working group shall be by unanimous consent of its members and be reported to the Advisory Board in writing for approval by the Advisory Board. Any disputes or disagreements within a working group shall be resolved by the Advisory Board.

          (f) Co-Promotional Activities of Atrix. Beginning [**] following the launch of the first of any Product on a country-by-country basis within the Territory, Atrix shall have the right, [**] to participate in the sales, marketing and promotion of the Product. If Atrix so elects, [**] and MediGene will take all actions, including making any required filings with Competent Authorities, necessary to allow Atrix to use the applicable Marketing Authorizations in connection with Atrix's participation in such activities, as far as legally permissible. [**] Difficulties and differences arising from the co-promotional activities of Atrix, in particular the Atrix Sales Force, will be discussed within the Advisory Board. If these differences cannot be settled by the Advisory Board, MediGene is entitled to request that the Atrix Sales Force or individual members thereof are withdrawn.

          [**]

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                                   ARTICLE VII

                             MANUFACTURE AND SUPPLY

     Section 7.01. AGREEMENT TO SUPPLY PRODUCT. Subject to the terms hereof, MediGene agrees to purchase exclusively from Atrix, and Atrix agrees to Manufacture for, and sell exclusively to MediGene during the Term of this Agreement, MediGene's total requirements for the Product and the Demonstration Samples in the Territory on the terms and conditions set forth herein. Subject to MediGene's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed by MediGene, Atrix may subcontract any part of the Manufacturing Process for the Product and the Demonstration Samples to a Third Party provided: (a) the Product, the Demonstration Samples and the facilities continue to meet the requirements as defined in this Agreement, (b) Atrix has obtained all required Governmental Approvals to subcontract any part of the Manufacturing Process for the Product to be sold in the Territory and (c) the Third Party has obtained all required Governmental Approvals for the Manufacturing Process for the Product to be sold in the Territory. If subcontracting is initiated by Atrix or requested by the Competent Authorities for any Manufacturing Process for Product to be sold in the Territory, Atrix will bear the cost of validation and necessary stability work, as well as any other directly related costs.

     Section 7.02. QUALITY ASSURANCE. Atrix shall Manufacture the Product in accordance with the Specifications. Atrix shall consult with MediGene as to any proposed changes in the Specifications, Manufacturing Process, or in Atrix's quality assurance procedures which might render Atrix unable to supply Product in accordance with the terms of this Agreement, prior to making those changes, and obtain MediGene's prior, written consent thereto, which consent will not be unreasonably withheld, conditioned or delayed by MediGene. Atrix shall immediately notify MediGene in writing of any changes required by a Competent Authority in the Specifications or Atrix's quality assurance procedures that would render Atrix unable to supply the Product and/or Demonstration Samples in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation. Any additional costs or expenses shall be shared between the Parties in such proportion as is equal to each Party's relative fault in causing such change or changes to occur; provided, however, that if the Parties cannot reach an agreement in good faith as to the relative fault of each Party or if neither Party is at fault, such additional costs and expenses shall be born equally by the Parties.

     Section 7.03. ATRIX'S DUTIES. Atrix covenants to Manufacture the Product in accordance with the Specifications and Applicable Laws, and to furnish to MediGene with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications. The Product may be subjected to testing by MediGene at its designated facility in order to verify conformance of the Product with the Specifications. In addition, Atrix shall:

          (a) provide MediGene with a copy of the written sampling and testing procedures used by Atrix to confirm conformity of the Product to the Specifications;

          (b) retain a sample of each batch of Product for a period equal to (i) five (5) years or (ii) such period as required by Applicable Laws or the Competent Authorities. Upon


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

     the written request of MediGene, Atrix shall make such samples available to MediGene for inspection. The retained sample shall be sufficient in size to allow MediGene and Atrix to perform tests to determine whether or not the Product conforms to the Specifications. The retained sample shall be kept under the same conditions as those under which the Product is stored at MediGene's facilities;

          (c) maintain records to ensure Atrix's ability to perform a complete lot history via lot tracing of the Product;

          (d) keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product for a period equal to (i) five (5) years or (ii) such period as required by Applicable Laws or the Competent Authorities, with such period commencing on the expiration date of the last lot of the last batch of Product Manufactured and shipped to MediGene. Atrix shall make all such records available to MediGene upon request;

          (e) consult on an ongoing basis with the Advisory Board on all aspects of the manufacturing and development of the Product, including the use of any subcontractors to perform part of the Manufacturing Process and assist MediGene on an ongoing basis to obtain all necessary Marketing Authorizations, in accordance with Section 2.02;

          (f) provide to MediGene within twenty-four (24) hours of receipt by Atrix, complete copies of any and all inspection reports pertaining to the Manufacture and development of the Product which Atrix receives from any Competent Authority and the FDA, or which is obtained by Atrix from any Third Party agency, and promptly provide to MediGene any such report which is internally produced by Atrix's staff or that of any of its Affiliates;

          (g) provide MediGene with complete access to all existing and hereafter produced: (i) batch records of the Product; (ii) quality inspection reports of the Product, whether internally or externally generated; (iii) any and all investigation reports of the Product, whether internally or externally generated; and (iv) packaging records pertaining to the Product; and

          (h) provide MediGene with notice within forty-eight (48) hours of notification of any scheduled inspection by any Competent Authority of Atrix's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by Atrix to perform any portion or all of the Manufacture or development of the Product. Atrix shall inform such Competent Authority that MediGene may desire to be present at such inspection; provided that MediGene's right to be present is subject to approval by such Competent Authority and subject to MediGene being available at the time and date established by such Competent Authority. Atrix shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to MediGene; provided, however, that Atrix alone shall have the right to make the final decision on all such matters.


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     Section 7.04. COMPLIANCE WITH APPLICABLE LAWS. MediGene and Atrix (if Atrix
has exercised its co-promotion and/or co-marketing rights pursuant to Sections 6.01(f) and 13.01, respectively, but only in connection with Atrix's activities thereunder) shall be responsible for compliance with Applicable Laws relating to the promotion, marketing, sale and distribution of the Product, Units and the Demonstration Samples, as applicable. Atrix shall be responsible for compliance with Applicable Laws relating to the Manufacture, design and production of the Product and the Demonstration Samples, as applicable, and with cGMP relating to the Manufacture and testing of the Product.

     Section 7.05. SECOND MANUFACTURING SOURCE. Atrix, at its own cost and expense, shall validate, qualify and obtain all Governmental Approvals for a Third Party as a second source (the "Second Source") to Manufacture and label the Product for sale in the Territory. No later than three (3) months after the Marketing Authorization for each Product is approved, Atrix shall take all necessary actions and provide all necessary information to enable MediGene to file a variation to the Marketing Authorization for each Product in the Territory with the Competent Authorities to request approval by such Competent Authorities for such Second Source to Manufacture each such Product for sale in the Territory. After such filing, MediGene, with the assistance of Atrix, shall use reasonable efforts to obtain final approval by the Competent Authorities for such Second Source to Manufacture each such Product including modifying the variation to the Marketing Authorization if required by a Competent Authority. Upon prior written notice to Atrix, MediGene shall have the right, at its sole cost and expense, to inspect and audit the Second Source's facilities used to Manufacture the Product to confirm that such facilities are in compliance with Applicable Laws and the Governmental Approvals. Atrix, at its sole cost and expense, may have a representative(s) accompany MediGene's representative(s) on any such inspection or audit.

     Section 7.06. FAILURE TO SUPPLY.

          (a) Atrix shall immediately notify MediGene if Atrix is unable to fill any order placed by MediGene pursuant to Section 8.07. If Atrix is unable to cure such failure within fifteen (15) business days after such notice, Atrix shall, within five (5) business days after the expiration of such cure period, make arrangements with the Second Source for the Second Source to take commercially reasonable steps to commence the Manufacture of the Product and to sell to Atrix the Product until such time as Atrix is again able to Manufacture the Product; provided, however, any consequent incremental costs which result by reason of the use of the Second Source under this Section 7.06(a) shall be the sole cost and liability of Atrix.

          (b) Subject to Section 7.06(c), if Atrix is unable (including due to reasons of Force Majeure) to supply Product to MediGene for a period of forty-five (45) business days or more or if Atrix notifies MediGene that Atrix and the Second Source will be unable to perform under Section 7.06(a), then upon such event, Atrix shall be deemed to have granted to MediGene and MediGene shall be deemed to have, without any further action by either Party, a non-exclusive royalty-free license under the Atrigel(R) Technology only to the extent necessary and sufficient to Manufacture the Product for sale or distribution in the Territory. At such time as Atrix or the Second Source is again able to Manufacture the Product, such license to MediGene will terminate and Atrix will


                                       22

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     regain its exclusive right to Manufacture and supply the Product to
     MediGene, subject to the terms and conditions of the manufacturing agreement between MediGene and a Third Party manufacturer. Atrix, upon MediGene's written request, shall provide MediGene or any Third Party manufacturer chosen by MediGene within two (2) weeks of the date of such request with all Atrigel(R) Know-How related to the Manufacturing Process, but only to the extent necessary and sufficient to exercise its rights hereunder. Atrix shall also provide MediGene with any additional documentation and materials, at MediGene's expense, reasonably necessary to Manufacture the Product in the Territory in accordance with the license granted hereunder. If MediGene, enters into an agreement with a Third Party to Manufacture the Product, MediGene shall use commercially reasonable efforts to limit any such agreement to as short of period of time as commercially reasonable after giving effect to the period of time Atrix or the Second Source is expected to be unable to supply the Product. Any Third Party manufacturer shall execute confidentiality agreements with Atrix in form and substance reasonably satisfactory to Atrix. If necessary, Atrix will support the implementation of its Atrigel Know-How for the Manufacture of the Product by providing appropriate employees giving the required advice at the premises of MediGene or such Third Party. The cost for these employees will be borne by MediGene.

          Except as set forth in this Section 7.06(b), any additional costs and expenses reasonably incurred by MediGene shall be borne by Atrix.

          (c) Notwithstanding the foregoing, Atrix shall not be deemed to be unable to fill any order for Products placed by MediGene if Atrix's inability to fill any order for Products arises as a result of [**] increase in MediGene's order for Products over MediGene's prior firm forecast for each such Product. [**]

     Section 7.07. ALLOCATION. If Atrix exercises its rights to co-market under
Article XIII and if Atrix is unable to supply all of the requirements of the Product, and quantities ordered by MediGene in accordance with Section 8.07, then Atrix shall allocate the resources available to it so that MediGene receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of MediGene and Atrix.

                                  ARTICLE VIII

                                PURCHASE AND SALE

     Section 8.01. PURCHASE PRICE AND PAYMENT. Atrix shall sell, and MediGene shall purchase, each Product at a price equal to the Atrix Manufacturing Cost for each such Product, including any adjustments pursuant to Section 8.02 (the "Purchase Price"). Atrix shall invoice MediGene monthly for all Product and Demonstration Samples shipped by Atrix to MediGene and payment shall be due thirty (30) days from receipt of the invoice.

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     Section 8.02. ADJUSTMENT TO PURCHASE PRICE/AUDIT.

          (a) The Atrix Manufacturing Cost will be adjusted on a Product by Product and country by country basis annually commencing with the first day of the first calendar month twelve (12) months from the date of the First Commercial Sale of each Product (the "Adjusted Atrix Manufacturing Cost"). [**]:

               (i) if MediGene in good faith disputes the amount of the Adjusted Atrix Manufacturing Cost, then MediGene shall notify Atrix of this fact and such dispute shall be resolved by the Parties within thirty
          (30) days from the date of notice to MediGene of the Adjusted Atrix Manufacturing Cost. If such dispute cannot be resolved to the mutual satisfaction of the Parties within such thirty (30) day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and MediGene, respectively, for joint resolution. If the dispute is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of forty (40) days unless otherwise agreed in writing by the Parties; and

               (ii) MediGene shall pay for Product ordered during the dispute period at the Purchase Price in effect prior to Atrix's notice of the Adjusted Atrix Manufacturing Cost. If upon resolution of any dispute the Purchase Price is greater than the Purchase Price paid by MediGene during the dispute period, Atrix will invoice MediGene for the difference and MediGene shall pay the same promptly upon receipt of such invoice. If upon resolution of any dispute the Purchase Price is lower than the Purchase Price paid by MediGene during the dispute period, Atrix will reimburse MediGene for the difference paid during the dispute period, [**].

          (b) If at any time following twelve (12) months from the date of the First Commercial Sale of each Product, on a Product by Product basis, the Atrix Manufacturing Cost is in excess of the Twelve Month Cost then MediGene may request that the Parties meet to review and discuss the Atrix Manufacturing Cost. [**] Notwithstanding the foregoing, commencing twelve
     (12) months from the date of the First Commercial Sale of each Product, on a Product by Product basis, in the event that the total increase results in an increased Atrix Manufacturing Cost which becomes, in MediGene's sole judgment, commercially non-viable for a given Product in a given country in the Territory, MediGene shall have the right, in its sole discretion, to [**]:

               (i) [**];

               (ii) [**]; and

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               (iii) [**]

          (c) Commencing twelve (12) months from the date of First Commercial Sale of each Product MediGene shall have the right, at its sole cost and expense, to cause an independent, certified public accountant reasonably acceptable to Atrix to audit those records of Atrix relating to the calculation of the Atrix Manufacturing Cost and/or the Adjusted Atrix Manufacturing Cost for the sole purpose of verifying the Atrix Manufacturing Cost or the Adjusted Atrix Manufacturing Cost, respectively. Such audits may be exercised during normal business hours no more than once in a twelve (12) month period upon at least ten (10) days prior written notice. MediGene shall pay all of the costs of such audit unless such audit discloses an overstatement of the Atrix Manufacturing Cost or the Adjusted Atrix Manufacturing Cost by more than [**] of the amount claimed or stated as the Atrix Manufacturing Cost or the Adjusted Atrix Manufacturing Cost, respectively, for the preceding year. In such case, Atrix shall pay all of the costs of such audit.

     Section 8.03. LABELING AND ARTWORK.

          (a) After execution of this Agreement, Atrix shall have the right to review and comment upon any labeling and proposed changes to the labeling of the Product and to participate in discussions with the Competent Authorities concerning any labeling or proposed labeling change in accordance with Section 8.03(c). Notwithstanding the above, MediGene shall make the final decision with regard to any labeling or labeling revisions, provided that MediGene will consider, in making its decision, the effect such labeling or labeling revision will have on the marketing and sale of the Product outside the Territory.

          (b) MediGene will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc. If MediGene wishes to institute changes in labeling artwork, both Parties will develop a mutually acceptable implementation schedule. The actual cost of implementing such change will be at MediGene's sole cost and expense, including any materials made obsolete by MediGene's changes to the artwork. Atrix shall not alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from MediGene, provided that such approved artwork shall conform to all Applicable Laws. Notwithstanding the foregoing, MediGene shall have the final say on any change in such artwork, provided that MediGene will consider, in making its decision, the effect any such change will have on the marketing and sale of the Product outside the Territory and provided further that such change is in compliance with all Applicable Laws in the Territory.

          (c) MediGene shall provide Atrix with notice within forty-eight (48) hours of notification of any scheduled meeting or conference with any Competent Authority with

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     respect to any labeling or proposed labeling change. MediGene shall inform such Competent Authority that Atrix may desire to be present at such meeting or conference; provided that Atrix's right to be present is subject to approval by such Competent Authority and subject to Atrix being available at the time and date established by such Competent Authority. MediGene shall use reasonable efforts to secure a time and date for such meeting or conference that is reasonably acceptable to Atrix; provided, however, that MediGene alone has the right to make the final decision on all such matters.

     Section 8.04. PURCHASE FORMS. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

     Section 8.05. CONFIRMATION. Atrix shall confirm each purchase order within five (5) business days from the date of receipt of a purchase order and shall supply the Product within a maximum of sixty (60) days from the date of acceptance of a purchase order, or later if so specified in the purchase order during the first twelve months after the First Commercial Sale of the Product. [**] Failure of Atrix to confirm any purchase order shall not relieve Atrix of its obligation to supply Product ordered by MediGene in conformity with this Agreement.

     Section 8.06. DELIVERY. Delivery terms for Product and Demonstration Samples shall be FOB Atrix's manufacturing facility at Fort Collins, Colorado, or FOB the Second Source's manufacturing facility. Atrix shall ship Product and Demonstration Samples in accordance with MediGene's purchase order form or as otherwise directed by MediGene in writing. Title to any Product or Demonstration Samples purchased by MediGene shall pass to MediGene upon the earlier of (i) a common carrier accepting possession or control of such Product or Demonstration Samples, as applicable, or (ii) passage of such Product or Demonstration Samples, as applicable, from the loading dock of Atrix's facilities or the loading dock of the Second Source's facilities, as applicable, to MediGene or its agent.

     Section 8.07. FORECASTS AND ORDERS.

          (a) Not later than six (6) months following submission of the NDA or other applicable regulatory filing on a country by country basis, MediGene will provide Atrix with a twelve (12) month forecast of MediGene's requirement of each Product, on a Product by Product basis, including Demonstration Samples, and on a country by country basis as follows (the "Initial Forecast"):

               (i) For the first twelve (12) months of the forecast for each Product, the forecasts shall be provided quarterly, no less than forty-five (45) days prior to the beginning of each quarter. Said requirements will be based on standard production planning parameters including but not limited to sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like.

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          The first two (2) quarters of the twelve (12) month forecast will be stated in monthly requirements. The second two (2) quarters of the twelve (12) month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three (3) months of the twelve (12) month forecast will be firm orders to purchase. The second three (3) months will be allowed to be flexed from the previous forecast by plus or minus [**] per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three
          (3) month period shall not exceed [**] in aggregate during that three
          (3) month period. [**]

               (ii) After the first twelve (12) months MediGene will provide to Atrix a rolling twelve (12) month forecast for each Product with the first three (3) months of the rolling twelve (12) month forecast a firm order to purchase. Each order in the rolling twelve (12) month forecast shall be provided monthly, no less than twenty (20) days prior to the beginning of each month. All orders will be for full batch quantities.

          (b) It is understood that Atrix [**] will produce Product or Demonstration Sample upon receipt of that portion of MediGene's forecasts that constitute firm orders to purchase. The above periods whether fixed or flexible will be adjusted based upon existing lead times at time of start up.

          (c) MediGene agrees to purchase a sufficient amount of Product to enable MediGene to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Atrix reasonable lead time to meet increased demand. Atrix will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so; provided, however, notwithstanding anything to the contrary in this
     Section 8.07, Atrix shall be obligated to [**]. All forecasts will be made by MediGene to Atrix in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

          (d) The Launch Quantity of the Product when delivered to the common carrier shall not have an expiration date of less than [**] from the date of such delivery, provided (a) Product other than the Launch Quantity shall not have an expiration date of less than [**] once real time stability data is submitted by Atrix to the respective Competent Authority, and/or (b) as the Parties may otherwise agree in writing on a case by case basis.

          (e) In the event MediGene does not receive a Marketing Authorization in a specified country in the Territory, but Atrix nevertheless has Manufactured the Launch

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     Quantity of the Product for sale in such country in the Territory, the
     Atrix Manufacturing Cost attributable to the Manufacture of the Launch Quantity for sale in such country shall be borne equally by the Parties after deducting the cost of any Product which MediGene can sell in another country in the Territory and the cost of direct materials Atrix could otherwise use in the manufacture of other products.

     Section 8.08. DEMONSTRATION SAMPLES. Pursuant to the provisions of Section
8.07 above, Atrix shall supply to MediGene such quantities of Demonstration Samples as MediGene may reasonably request to be used solely for training purposes (and not for sale), and not for human use, for so long as MediGene retains a license pursuant to Sections 3.02 and 3.03 in the specific country in the Territory where the Demonstration Samples are to be used for training purposes. Demonstration Samples shall be sold by Atrix to MediGene at [**] for such Demonstration Samples. MediGene shall not use the Demonstration Samples for any purpose other than as set forth in this Section 8.08.

                                   ARTICLE IX

                       WARRANTY, REJECTION AND INSPECTIONS

     Section 9.01. ATRIX WARRANTY. Atrix represents and warrants to MediGene that (i) the Product delivered pursuant to this Agreement shall comply with the Specifications at the date of delivery; (ii) the Product to be sold in the Territory is not adulterated or misbranded under Applicable Laws in the Territory at the date of delivery; (iii) at the time of Manufacture and delivery to MediGene the Product will be, and is, free from any defects, liens and encumbrances and MediGene shall receive good and marketable title to the Product, and (iv) at the date of Manufacture that Atrix has the right, and to the best of its knowledge each Second Source has the right, to Manufacture and label the Product, and (v) to its knowledge no restrictions for the import of the Product into the Territory exist at the time of Manufacture and delivery to MediGene.

     EXCEPT AS OTHERWISE SET FORTH HEREIN, ATRIX MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY (AS DESCRIBED IN SECTION 4-2-314 OF THE U.C.C.) OR FITNESS OF THE PRODUCT AND DEMONSTRATION SAMPLES FOR ANY PURPOSE (AS DESCRIBED IN SECTION 4-2-315 OF THE U.C.C.), AND ATRIX EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCT AND DEMONSTRATION SAMPLES, EITHER EXPRESS OR IMPLIED.

     Section 9.02. REJECTION OF PRODUCT FOR FAILURE TO CONFORM TO SPECIFICATIONS. MediGene shall have forty-five (45) days after the receipt of any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws, except for hidden defects. A "hidden defect" shall mean a defect in the Product not discovered by MediGene during its testing of the Product in accordance with generally accepted industry

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testing procedures and which would not be a defect normally expected to be discovered in accordance with such testing. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, MediGene may return the entire Shipment, or any portion thereof, to Atrix at Atrix's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by Atrix from MediGene within forty-five (45) days of MediGene's receipt of said Shipment except for hidden defects. MediGene shall have the right to request that Atrix provide to MediGene, within thirty (30) days after such notice is received by it, Product that meets the Specifications and Applicable Laws or to promptly provide MediGene with full credit for the Purchase Price paid by MediGene for the returned Product. In case of a hidden defect, MediGene shall have the right to request that Atrix provide to MediGene, within thirty (30) days after a notice concerning a hidden defect is received by it, Product that meets the Specifications and Applicable Laws or to promptly provide MediGene with full credit for the Purchase Price paid by MediGene for the returned Product. In either case the cost of freight and handling to return or replace the returned Product shall be at the expense of Atrix. If MediGene does not notify Atrix of the non-conformity of the Product within forty-five (45) days of receipt of said Shipment, the Product shall be deemed to meet the Specifications, the Packaging Specifications and Applicable Laws, except for hidden defects. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the Purchase Price in the event of any failure or defect in the Product. Should there be a discrepancy between MediGene's test results and the results of testing performed by Atrix, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by MediGene and Atrix. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event Product has been previously returned to Atrix and an independent Third Party determines that the Product meets the Specifications, MediGene shall be responsible for all costs associated with the return.

     Section 9.03. MEDIGENE INSPECTIONS. Atrix shall upon reasonable (but not less than five (5) business days) prior written notice by MediGene and during normal business hours, allow MediGene and cause any sub-contractors and the Second Source to allow MediGene, to inspect and audit Atrix's facilities, the facilities of Atrix's sub-contractors and the facilities of the Second Source used to Manufacture the Product and the Demonstration Samples, twice annually, to confirm that the facilities and the equipment, personnel and operating and testing procedures used by Atrix, Atrix's subcontractor(s) and the Second Source in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with Atrix's, Atrix's sub-contractor(s)' and the Second Source's normal operations or cause Atrix, Atrix's sub-contractor(s) and the Second Source to violate or be in breach of any confidentiality
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                                    ARTICLE X

                              REGULATORY COMPLIANCE

     Section 10.01. MARKETING AUTHORIZATION HOLDER. Unless otherwise required by Applicable Laws and subject to the provisions of Sections 3.02 and 19.06(e), [**] shall be the holder of all Marketing Authorizations for each country in the Territory. [**] will own and maintain the Marketing Authorizations during the term of this Agreement. Each Party agrees that neither it nor its Affiliates and any sublicensee will do anything to adversely affect a Marketing Authorization.

     Section 10.02. MAINTENANCE OF MARKETING AUTHORIZATIONS. [**] agrees, at its sole cost and expense, to maintain the Marketing Authorizations throughout the Term of this Agreement, including obtaining any variations or renewals thereof.

     Section 10.03. INTERACTION WITH COMPETENT AUTHORITIES.

          (a) After execution of this Agreement, each Party shall provide to the other Party a copy of any significant correspondence regarding the Product in the Territory that it submits to or receives from Competent Authorities and/or the FDA, within ten (10) days of submission or receipt, as the case may be.

          (b) In addition to the requirements set forth in Section 2.02(c), MediGene shall provide Atrix with a copy of any significant correspondence regarding the Product that it submits to or receives from the Competent Authorities, within ten (10) days prior to the date of submission or within ten (10) days from receipt, as the case may be.

     Section 10.04. ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

          (a) Each Party, including its permitted sublicensees, shall advise the other Party, by telephone or facsimile, immediately but in no event later than twenty-four (24) hours after a Party, or its sublicensees, becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in Applicable Laws) (an "ADE") involving the Product or the Demonstration Samples. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including but not limited to customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. For so long as MediGene has an exclusive license to market, promote and sell the Product in any country in the Territory for use in the Field, MediGene shall have full responsibility for (i) monitoring such adverse reactions; and (ii) data collection activities that occur between MediGene and the patient or medical professional, as appropriate, including any follow-up inquiries which MediGene deems necessary or appropriate.

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          If Atrix exercises its right to co-market as set forth in Section
     13.01 then upon the occurrence of an ADE the Parties shall promptly meet, in person or by telephone, as appropriate, to discuss and determine how to mutually handle and resolve any issues relating to or arising from any such ADE.

          (b) In the event either Party requires information regarding adverse drug events with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report ADEs to the Competent Authorities, each Party agrees to provide such information to the other on a timely basis.

          (c) The Parties agree to follow MediGene's standard operating procedure for reporting and identifying adverse drug reactions (the "SOP") a copy of which is attached hereto as Exhibit F. In the event the SOP is modified or amended during the term of this Agreement, MediGene shall provide Atrix with copies of any such modification or amendment to the SOP for Atrix's prior approval, which will not be unreasonably withheld, conditioned or delayed, at least five (5) business days prior to such amendment taking effect. MediGene shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in each country in the Territory.

          (d) If the report of an ADE causes a Competent Authority to request labeling revision as a result of an ADE or that a Phase IV surveillance program be conducted, then the Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be borne [**]. MediGene shall have the authority to make the final decision with regard to any labeling revisions provided that MediGene will consider, in making its decision, the effect any such labeling revisions will have on the marketing and sale of the Product outside the Territory. MediGene agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, MediGene shall comply with such requirements and provide all such information in writing to MediGene and the Competent Authorities in accordance with Applicable Laws. MediGene further agrees that Atrix shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement Atrix is required to undertake with respect to the Product. Atrix agrees that MediGene shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement MediGene is required to undertake with respect to the Product in the Territory

     Section 10.05. COMMERCIAL SALE TESTING AND REPORTING. If, after the date of First Commercial Sale in any country in the Territory, a Competent Authority requires additional testing, modification or communication related to approved indications of the Product, then the

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Parties shall design and MediGene shall implement any such testing, modification or communication as shall be mutually agreed upon by the Parties, and the costs shall be borne [**].

     Section 10.06. ASSISTANCE. Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article X, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

     Section 10.07. COMPLIANCE. MediGene and Atrix shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by MediGene and Atrix to each other necessary for Atrix and MediGene to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Competent Authorities, which relate to or may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Competent Authorities.

                                   ARTICLE XI

                             PATENTS AND TRADEMARKS

     Section 11.01. MAINTENANCE OF PATENTS OR MARKS.

          (a) Atrix shall, at Atrix's expense and to the extent commercially reasonable, maintain and protect the Atrigel(R) Patent Rights and the Marks in all countries in the Territory; provided however, that upon written request by Atrix, MediGene shall, at no cost or expense to MediGene, provide such assistance as may be necessary to enable Atrix to comply with the administrative formalities necessary to maintain the Atrigel(R) Patent Rights and the Marks and to prosecute and obtain new patents related to the Atrigel(R) Technology. MediGene shall, at MediGene's expense, maintain and protect any trademark, logo, design and/or tradedress for the Product in those countries in the Territory for which MediGene retains a license pursuant to Section 3.02 and to the extent commercially reasonable, other than the Marks.

          (b) MediGene, to the extent commercially reasonable, shall maintain and protect the Program Technology in all countries in the Territory and Atrix, to the extent commercially reasonable, shall maintain and protect the Program Technology outside the Territory; provided however, that each Party shall provide such assistance as may be necessary to enable the other Party to comply with the administrative formalities necessary to maintain the Program Technology. In the event that a Party responsible for the filing, prosecution and maintenance of any patent application or patent within the Program Technology desires to abandon such patent application or patent, or if such Party later declines responsibility for such patent application or patent, such Party shall provide reasonable prior written notice to the other Party of its intention to abandon or

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     decline responsibility, and the other Party shall have the right, but not the obligation, to prepare, file, prosecute, and maintain any such patent application or patent within the Program Technology. The Parties shall share equally the costs of filing, prosecuting and maintaining patents or patent applications within the Program Technology. In addition, each Party shall provide the other Party the opportunity to review, consult with and assist such Party in the preparation of filing, prosecuting and maintaining such patents and patent applications.

     Section 11.02. PROSECUTION OF INFRINGEMENT.

          (a) During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Atrigel(R) Patent Rights or the Marks in the Territory and shall cooperate with each other to terminate such infringement without litigation. Atrix shall, at its sole expense, prosecute the judicial or administrative proceedings against such Third Party infringement. MediGene shall provide such assistance and cooperation to Atrix as may be necessary to successfully prosecute any action against Third Party infringement at Atrix's expense and may deduct the expenses thereof from any amounts payable to Atrix under this Agreement.

          In the event Atrix fails to institute proceedings against any Third Party infringement of the Atrigel(R) Patent Rights and/or the Marks within forty-five (45) days after notice given by either Party to the other of said Third Party infringement, MediGene may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Atrix will provide such assistance and cooperation to MediGene as may be necessary, at MediGene's expense, and MediGene may deduct all costs and expenses of such actions against any amount payable to Atrix under this Agreement and retain all amounts awarded in such action.

          (b) In the event any patent included in the Program Technology is infringed by a Third Party, the Party responsible for prosecution and maintenance of the applicable Program Technology under Section 11.01(b) shall have the right to bring and control such action or proceeding, using counsel reasonably acceptable to the Parties, and the other Party shall provide such assistance and cooperation to the Party bringing such action as may be necessary to successfully prosecute any action against such Third Party. The Parties shall share equally in the costs with respect thereto.

          In the event Atrix or MediGene, as the case may be, fails to institute proceedings against any Third Party infringement of the Program Technology within the earlier of (i) the time period required under Applicable Laws or
     (ii) forty-five (45) days after notice given by either Party to the other of said Third Party infringement, the other Party may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Atrix or MediGene, as the case may be, will provide such assistance and cooperation to the other Party as may be necessary, at the other Party's expense, and such Party may deduct, in the case of MediGene, or add, in the case of Atrix, all costs and expenses of such actions against any amount payable to, in the case of MediGene, or receivable from, in the case of Atrix, the other Party under this Agreement and retain all amounts awarded in such action.


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

          (c) Neither Atrix nor MediGene may settle an action or proceeding against an infringer related to the Program Technology, and MediGene may not settle an action or proceeding against an infringer related to Atrigel(R) Technology, with respect to an infringement without the written consent of the other Party. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of such Party, including Atrix's rights hereunder or Atrix's rights in the Atrigel(R) Technology.

     Section 11.03. INFRINGEMENT CLAIMED BY THIRD PARTIES. In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding pertains to the Atrigel(R) Patent Rights or Marks, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Atrix shall, at its sole cost and expense, defend any and all such claims or proceedings and shall indemnify and hold harmless MediGene from any and all liabilities, costs and expenses, including, without limitation, attorneys' fees, incurred with respect to any such claim or proceeding and MediGene shall provide such assistance and cooperation to Atrix as may be necessary to successfully defend any such claim or proceeding. In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding pertains to the Program Technology, the Party responsible for prosecution and maintenance of the applicable Program Technology under Section 11.01(a) shall have the right to defend any and all such claims or proceeding, using counsel reasonably acceptable to the Parties, and the Parties shall share equally the costs with respect thereto; provided, however, if such Party elects not to defend such claim or fails to use commercially reasonable efforts to defend such claim, the other Party shall have the right to control the defense of such claims by counsel of its own choice at the cost of the Party who initially had the right to defend such claim.

                                   ARTICLE XII

                                 CONFIDENTIALITY

     Section 12.01. CONFIDENTIALITY. During the Term and for a period of [**] thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Affiliates, employees,

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agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

     Section 12.02. DISCLOSURE OF AGREEMENT. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except for the disclosure by a Party of the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided such Party uses reasonable efforts to obtain a signed confidentiality agreement with any such financial institution with respect to such information on terms substantially similar to those contained in this Article XII and except as provided in Section 20.11. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after consultation with the other Party) and filing this Agreement in redacted form.

                                  ARTICLE XIII

                          ATRIX'S OPTION TO MARKET THE
                       PRODUCT UNDER CERTAIN CIRCUMSTANCES

     Section 13.01. CO-MARKETING RIGHTS. Subject to Section 7.07, if MediGene should fail to achieve (through no fault of Atrix, including an act of Force Majeure with respect to Atrix) at least a [**], then, and only if either of such events occur, Atrix shall have the right and option, exercisable in its sole discretion, by written notice to that effect delivered by Atrix to MediGene within sixty (60) days after said event occurs, to co-market the Product in each such country in the Territory that did not obtain a [**], either by itself, using a Third Party or in conjunction with a Third Party. If Atrix exercises its right to co-market the Product in such country in the Territory the following shall occur, to the extent allowed by Applicable Laws: (i) MediGene shall grant Atrix an irrevocable, exclusive, royalty free license, except as against MediGene, with the right to sublicense, under the License granted to MediGene under Section 3.02 of this Agreement (and no other MediGene proprietary or intellectual property rights) to market, advertise, promote, distribute, offer for sale, sell and import the Product in such country in the Territory; (ii) MediGene shall grant to Atrix an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use the Clinical Documentation, the Results and the Marketing Authorizations and make any required filings with the Competent Authorities, to the extent legally permissible, in connection with such activities; (iii) Atrix will be solely responsible for its expenses related to marketing the Product in such country in the Territory and Atrix will retain all revenues from Product that it or its sublicensees sell in such country in the Territory; (iv)

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Atrix and/or its sub-licensee shall only be entitled to market one additional brand of the Product and Atrix and/or its sub-licensee shall market the Product using a different mark than the Mark associated with the Product in that country in the Territory; (v) subject to and in compliance with all Applicable Laws, Atrix will use commercially reasonable efforts to restrict the sale of such Product by its sublicensee outside of said country in the Territory; and (vi) the Advisory Board will be deemed to be automatically dissolved as of the date Atrix exercises its right to co-market the Product.

                                   ARTICLE XIV

                         REPRESENTATIONS AND WARRANTIES

     Section 14.01. CORPORATE POWER. As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

     Section 14.02. DUE AUTHORIZATION. As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     Section 14.03. BINDING OBLIGATION. As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     Section 14.04. OWNERSHIP OF ATRIGEL(R) PATENT RIGHTS. As of the Effective Date, Atrix represents and warrants that (a) it is the sole owner of all right, title and interest in and to the Atrigel(R) Patent Rights and the Marks, (b) it has not granted any license under the Atrigel(R) Patent Rights or the Marks for any Product in the Territory for use in the Field to any Third Party and is under no obligation to grant any such license, except to MediGene, and (c) there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding either the Atrigel(R) Patent Rights or the Marks which are inconsistent or in conflict with this Agreement.

     Section 14.05. PATENT PROCEEDINGS. As of the Effective Date, Atrix represents and warrants that, (a) no patent or patent application within the Atrigel(R) Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding, and (b) to the best of its knowledge, the Atrigel(R) Technology does not infringe the published intellectual property rights of any Third Party.


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

     Section 14.06. LEGAL PROCEEDINGS. As of the Effective Date, each Party hereby represents and warrants to the other Party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party's respective financial statements that, with respect to Atrix, have been filed with the Securities and Exchange Commission or, with respect to MediGene, have been disclosed to the relevant stock market supervisory authority and/or the public) and which would have a material adverse effect on that Party's ability to consummate the transactions contemplated by this Agreement.

     Section 14.07. COMPLIANCE WITH APPLICABLE LAWS. Atrix represents and warrants that it is in compliance with Applicable Laws with respect to the development and Manufacture of Product for clinical trials including, without limitation, that it owns or has access to manufacturing facilities approved by the FDA and available for the Manufacture of Product for clinical trials and that, as of the Effective Date, Atrix is not subject to any stop order from the FDA or any Competent Authority that would effect Atrix's ability to Manufacture the Product for clinical trials in the Territory. In addition, to its knowledge, Atrix is not aware of any fact or circumstance that would cause it to become subject to a stop order or which would prevent it from complying with Applicable Laws with respect to the development and Manufacture of Product intended for sale in the Territory at the time of First Commercial Sale.

     Section 14.08. LIMITATION ON WARRANTIES. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by Atrix to MediGene that the Atrigel(R) Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any published intellectual property rights of any Third Party. Neither Party makes any warranties, express or implied, concerning the success of the [**] Development Program [**], or the commercial utility of the Product.

     Section 14.09. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS SUCH TERMS ARE DEFINED IN BLACK'S LAW DICTIONARY, SIXTH EDITION) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

                                   ARTICLE XV

                                 INDEMNIFICATION

     Section 15.01. MEDIGENE INDEMNIFIED BY ATRIX. Atrix shall indemnify and hold MediGene, its Affiliates, and their respective employees, directors and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or

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expenses (including attorneys' fees) (any or all of the foregoing herein referred to as "Loss") insofar as a Loss or actions in respect thereof arises out of or is based upon (a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Atrix in this Agreement; (b) the Manufacturing of any Product or Demonstration Samples (Manufactured by Atrix or the Second Source); (c) any claims that the Product (as a result of the use of Atrigel(R) Technology therein) or its Manufacture (as a result of the use of Atrigel(R) Technology therein), use or sale infringes the patent, trademark or proprietary right of a Third Party; (d) if Atrix exercises its rights to co-market the Product under
Article XIII, Atrix's, or its sub-licensee's, marketing, sale, distribution or promotion of the Product or (e) the Atrix Sales Force, except to the extent such Loss arises out of, or results from, the negligence or actions of MediGene.

     Section 15.02. ATRIX INDEMNIFIED BY MEDIGENE. MediGene shall indemnify and hold Atrix, its Affiliates, and their respective employees, directors and officers, harmless from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date arises out of or is based upon (a) any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by MediGene in this Agreement; (b) MediGene's or its sublicensee's use of the Marks or the Marketing Authorizations in the marketing, use, handling, storage, sale, distribution or promotion of the Product or the Demonstration Samples; (c) MediGene's or its sublicensee's marketing, use, handling, storage, sale, distribution or promotion of the Product or the Demonstration Samples; (d) the Manufacture of any Product or Demonstration Samples by MediGene or its sublicensee, which Loss was not the result of Atrix's breach of the terms and provisions of this Agreement; or (e) the use of MediGene's name and trademark in the packaging and labeling of the Product and in the marketing, sale, distribution or promotion of the Product or the Demonstration Samples.

     Section 15.03. PROMPT NOTICE REQUIRED. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that the failure to notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that such failure to notify actually adversely impacts the Indemnitor's ability to defend such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than sixty (60) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

     Section 15.04. INDEMNITOR MAY SETTLE. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

                                   ARTICLE XVI

                                    COVENANTS

     Section 16.01. COVENANT NOT TO LAUNCH COMPETITIVE PRODUCT. MediGene hereby covenants and shall cause its Affiliates to agree not to out-license, commercialize, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in any country in the Territory in which MediGene retains a license granted by Atrix under Article III during the Term. Notwithstanding the foregoing, if MediGene or any Affiliate acquires an entity or all or substantially all of the assets of an entity and such entity distributes a Competitive Product or such assets include a Competitive Product, MediGene or such Affiliate shall have one hundred and eighty (180) days in which to divest itself of such Competitive Product or to otherwise cease marketing, sales and distribution of such Competitive Product, and MediGene shall not be in breach of this Section 16.01 if it or the Affiliate, as the case may be, so divests or ceases marketing, sales and distribution within such one hundred and eighty (180) day period;

     Section 16.02. LIMITATION TO THE TERRITORY.

          (a) MediGene covenants and agrees that it will not, nor shall it permit its Affiliates, without the prior written authorization of Atrix, to the extent allowed by Applicable Laws: (i) promote or actively solicit sale of the Product or advertise the Product, in any country where MediGene does not have a necessary Marketing Authorization or in any country that is not part of the Territory; (ii) purchase or cause to be purchased Product which MediGene has represented, directly or indirectly, as being for the purpose of sale in a specific country in the Territory for sale in any other country in the Territory; (iii) with regard to the Product, contact any of Atrix's suppliers or vendors of the Product or components relating to the Product, except as necessary to exercise its right to Manufacture the Product and to conduct audits, each as set forth in this Agreement; (iv) contact the FDA or Competent Authorities or other entity located outside the Territory about the Product, except as required by Applicable Laws or as may be necessary or appropriate to exercise its Manufacturing rights or carry out its obligations as set forth in this Agreement; and (v) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell such Product in a country where MediGene does not have a Marketing Authorization, if required, or in any country that is not part of the Territory.

          (b) To the extent Atrix exercises its rights to grant a license to a Third Party in accordance with Section 3.02(e), Atrix covenants and agrees that it will not, and shall use commercially reasonable efforts to ensure that such Third Party does not, without the prior written authorization of MediGene, to the extent allowed by Applicable Laws: (i) promote or actively solicit sale of the Product or advertise the Product, in any country where Atrix does not have the right to grant such license under Section 3.02(e) (the "Licensed Territory"); (ii) allow a Third Party to purchase or cause to be purchased Product which the Third Party has represented, directly or indirectly, as being for the purpose of sale in the Licensed Territory for sale in the Territory but outside the Licensed Territory; and (iii) knowingly sell or distribute for resale the Product to a Third Party who intends to sell such Product in the Territory but outside the Licensed Territory.

     Section 16.03. ACCESS TO BOOKS AND RECORDS. Each Party covenants and agrees that it shall permit the other Party, at the other Party's expense and during normal business hours, to exercise such Party's inspection rights as set forth in this Agreement.

     Section 16.04. A&S SPENDING LEVELS. MediGene covenants and agrees that during the first [**] months following the date of the First Commercial Sale of the Product in the Territory [**], MediGene's annual A&S spending levels in the Territory shall be at least [**] in the aggregate. MediGene further covenants and agrees that after such [**] Period, MediGene shall maintain annual A&S spending levels in the Territory [**].

     Section 16.05. MARKETING EXPENSES. MediGene covenants and agrees that, except as otherwise specified in this Agreement, MediGene shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Product.

     Section 16.06. COMPLIANCE. MediGene covenants and agrees that, except as otherwise specified in this Agreement, it will assume all responsibility for selling and distributing the Product and the Demonstration Samples, as applicable, including obtaining all necessary Governmental Approvals, and any other requirements relating to the import, sale and distribution of the Product and the Demonstration Samples, as applicable, imposed by Applicable Law, and MediGene shall comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Product and the Demonstration Samples in the Territory.

     Section 16.07. REPORTS. MediGene covenants and agrees that, except as otherwise specified in this Agreement, MediGene shall have the obligation and responsibility for and shall

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make any and all necessary reports to the Competent Authorities, including but not limited to reports on an ADE, and shall provide Atrix with a complete copy of any such report simultaneously with the submission of the report to the Competent Authorities. Atrix covenants and agrees that it shall provide MediGene with a complete copy of any and all necessary reports simultaneously with the submission of such report to the Competent Authorities including the FDA.

     Section 16.08. PROTECTION OF THE MARKS. The Parties covenant and agree that neither Party nor their Affiliates shall publish, employ nor cooperate in the publication of, any misleading or deceptive advertising material with regard to the Parties, or the Marks or MediGene's trademarks for the Product.

     Section 16.09. LAUNCH QUANTITIES. Each Party covenants and agrees to the other as follows:

          (a) that Atrix will provide Launch Quantity of the Product;

          (b) that MediGene will timely provide to Atrix its forecast of MediGene's requirement of Product, on a Product by Product and country by country basis, including Demonstration Samples, in order to enable Atrix to timely provide Launch Quantity of the Product to MediGene.

     Section 16.10. FURTHER ACTIONS. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Competent Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (A) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the foregoing shall not obligate either Party to take or to omit to take any action (including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

     Section 16.11. EQUITABLE RELIEF. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in this Article XVI, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Article XVI shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in this
Article XVI. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of this Article XVI by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Article XVI. This Article XVI shall apply with equal force to the breaching Party's Affiliates.

                                  ARTICLE XVII

                                 PRODUCT RECALL

     Section 17.01. PRODUCT RECALLS OR WITHDRAWAL. If at any time or from time to time any Competent Authority of any country requests a Party to recall the Product or if a voluntary recall of the Product is contemplated by either Party (collectively, a "Recall"), then the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Neither Party shall carry out a voluntary Recall in the Territory without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed by either Party. Any Recall in the Territory shall be carried out by MediGene in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. MediGene shall in all events be responsible for conducting any Recall in the Territory, market withdrawals or corrections with respect to the Product in the Territory. MediGene shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall, market withdrawal or correction for the period required by Applicable Law. Atrix shall be responsible, at its sole cost and expense, for conducting any Recall outside of the Territory and agrees to notify MediGene immediately if a Competent Authority outside of the Territory has requested a Recall or if Atrix is contemplating a voluntary Recall outside of the Territory; provided, however, that any such voluntary Recall shall be subject to Atrix's contractual obligations with Third Parties outside the Territory and, if Atrix is permitted to exercise discretion under such contractual obligations, Atrix shall consider the effect of such voluntary recall on the marketing and sale of the Product in the Territory.

     Section 17.02. RECALL COSTS. MediGene shall be responsible for conducting any Recall in the Territory and the cost and expense of a Recall shall be allocated as follows:

          (a) if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer's defect, but not due to the negligence or misconduct of the Parties, or the breach by a Party of its warranties or obligations hereunder, then MediGene and Atrix shall [**] of the costs and expenses incurred by MediGene in

----------
**   Confidential Treatment Requested.

     connection with such Recall, including, without limitation, all product credits and returns, freight and shipping costs and product disposal expenses. In such event, Atrix agrees to pay MediGene within ten (10) days after its receipt from MediGene of any invoice(s) assessing Atrix [**] of these said costs, as listed above;

          (b) if such Recall shall be due to manufacturer's defect or the negligence or the breach by Atrix of its warranties or obligations hereunder or the misconduct of Atrix, all such costs and expenses shall be borne and paid solely by Atrix and Atrix will reimburse MediGene for any such costs and expenses paid by MediGene within ten (10) days of receipt of an invoice for such costs and expenses from MediGene, and if not so paid MediGene shall have the right to offset such amounts against amounts otherwise due by MediGene to Atrix hereunder; and

          (c) if such Recall is due to the negligence or the breach by MediGene of its warranties or obligations hereunder or the misconduct of MediGene, all such costs and expenses shall be borne and paid solely by MediGene and MediGene will reimburse Atrix for any such costs and expenses paid by Atrix within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from Atrix.

     Section 17.03. NOTIFICATION OF COMPLAINTS. Each Party agrees that throughout the Term of this Agreement, and with respect to all Product or Demonstration Samples supplied and purchased under this Agreement, after the termination of this Agreement, it will (i) notify the other Party immediately of all available information concerning any complaint, product defect reports, and similar notices received by either Party with respect to the Product or Demonstration Samples, whether or not determined to be attributable to the Product or Demonstration Samples and (ii) with respect to an ADE, comply with the provisions of Section 10.04. MediGene, in consultation with Atrix, shall define and implement regulatory compliance procedures, including, without limitation, action plans and an SOP for product defect reporting and will handle all product complaints in the Territory. In connection with any such product complaint Atrix shall cooperate as reasonably requested by MediGene including performing any testing and follow-up investigations mutually agreed upon by the Parties.

     Section 17.04. NOTIFICATION OF THREATENED ACTION. Throughout the duration of this Agreement and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

                                  ARTICLE XVIII

                                    INSURANCE

     Section 18.01. INSURANCE. Each Party shall, at its sole cost and expense, obtain and keep in force sufficient comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage.

                                   ARTICLE XIX

                          TERM; DEFAULT AND TERMINATION

     Section 19.01. TERM. This Agreement shall commence as of the Effective Date and shall expire on a country-by-country basis on the expiration of the last applicable Atrigel(R) Patent Right, or any other patents obtained by Atrix with regard to the Product, in such country (the "Term").

     Section 19.02. TERMINATION BY EITHER PARTY FOR CAUSE. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

          (a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

          (b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party; provided, however, if any such breach relates solely to one or more Products, then the non-breaching Party may only terminate this Agreement to the extent it applies to such Product or Products and this Agreement shall remain in effect as it applies to all other Products.

     Section 19.03. TERMINATION BY ATRIX. Atrix may terminate this Agreement prior to the expiration of the Term with respect to any country in the Territory upon the occurrence of any of the following:

          (a) Upon the failure by MediGene to pay for fifteen (15) days from receipt of notice thereof from Atrix, pursuant to the terms of Section 20.08: (i) any Royalty payment, or portion thereof, pursuant to Section 4.02; (ii) any milestone payments, or portion thereof, pursuant to Section
     4.03 or Section 4.04; or (iii) the Purchase Price due to Atrix under
     Section 8.01 of this Agreement; provided, however, that this subsection (a) shall not apply to any Royalty payment, or portion thereof, pursuant to
     Section 4.02, which is the subject of a good faith dispute (a "Disputed Amount") between MediGene and Atrix. Further, MediGene shall pay interest on any Disputed Amount at a rate equal to the Prime Rate of Interest to begin accruing on a daily basis from the date such payment was due and continuing until such payment is received by Atrix. Any Disputed Amount shall be resolved by the Parties within ninety (90) days from the date MediGene notifies Atrix of a good faith dispute; provided, however, if the Disputed Amount cannot be resolved to the mutual satisfaction of the Parties within such ninety (90) day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and MediGene, respectively, for joint resolution. If the Disputed Amount is not jointly resolved by the Parties' respective Chief Executive Officers within ten (10) days from submission to the Parties' respective Chief Executive Officers then

     Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of one hundred (100) days unless otherwise agreed in writing by the Parties. Further, MediGene may in its discretion determine to pay any such Disputed Amount and in the event amounts are finally determined not to be due by MediGene, Atrix shall repay, without interest, such excess amounts determined not to be due; or

          (b) Upon the occurrence of any material misrepresentation or omission in any Royalty Statement, which misrepresentation or omission is caused by MediGene's willful misconduct, gross negligence or bad faith.

     Section 19.04. TERMINATION BY MEDIGENE. MediGene may terminate its license to the Product for a country in the Territory prior to the expiration of the Term in the event that MediGene determines in good faith that the Purchase Price for the Product is not commercially viable with respect to such country in the Territory in accordance with Section 8.02(b).

     Section 19.05. REMEDIES. All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

     Section 19.06. EFFECT OF TERMINATION.

          (a) Subject to Section 19.06(d), upon termination of this Agreement by Atrix pursuant to Sections 19.02 or 19.03, (i) MediGene shall have no right to practice within the Atrigel(R) Patent Rights or use any of the Atrigel(R) Technology, (ii) all rights, title or interest in, or other incidents of ownership under, the Atrigel(R) Technology and the Marks shall revert to and become the sole property of Atrix, (iii) MediGene shall reimburse Atrix for costs and expenses reasonably incurred or committed to by Atrix prior to the effective date of such termination and for which MediGene is otherwise obligated to reimburse Atrix pursuant to this Agreement in connection with the activities performed by Atrix prior to the effective date of such termination consistent with the budget mutually agreed to by the Parties and approved by MediGene in accordance with
     Section 2.02, provided that Atrix shall use commercially reasonable efforts to minimize the such costs and expenses between the termination notice date and the date of termination, and (iv) MediGene shall grant to Atrix an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to the Clinical Documentation, the Results and the Marketing Authorizations and make any required filings with the Competent Authorities to the extent necessary and sufficient to market and sell the Product in the Territory.

          (b) Upon termination of this Agreement by MediGene pursuant to Section 19.02(a), MediGene shall receive an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to Manufacture, market, advertise, promote, distribute, offer for sale, sell and import the Product in the Territory. Upon termination of this Agreement by MediGene pursuant to Section 19.02(b), the following shall occur: (i) MediGene shall have no right to practice within the Atrigel(R) Patent Rights or use any of the Atrigel(R)

     Technology, and (ii) all rights, title or interest in, or other incidents of ownership under, the Atrigel(R) Technology and the Marks shall revert to and become the sole property of Atrix.

          (c) Upon termination by Atrix under Sections 19.02 or 19.03 or by MediGene under Sections 19.02(b) or 19.04, the following shall occur:

               (i) Except as otherwise provided in this Agreement, all applicable licenses granted to MediGene shall terminate immediately, including the rights granted to MediGene pursuant to Sections 3.02 and 3.03, and MediGene shall have no further rights to the Product subject to MediGene's option to sell off existing inventory of Product and distribute existing inventory of Demonstration Samples for six (6) months after the termination date under subsection (ii) hereof, and MediGene shall not, either directly or indirectly, use or permit the use of the same or of the documentation relating to the Product, except to sell off existing inventory under subsection (ii) hereof;

               (ii) MediGene, at its option, may sell off any existing inventory of Product and utilize the Demonstration Samples during a period not to exceed six (6) months following such termination. If MediGene chooses this option, MediGene shall:

                    (A) within thirty (30) days of issuance of a notice of
               termination by any Party, notify Atrix that it intends to sell off existing inventory of Product and utilize the Demonstration Samples as provided in this Agreement;

                    (B) continue to comply with its payment obligations to Atrix under Article IV;

                    (C) continue to sell off existing inventory of Product and utilize the Demonstration Samples for six (6) months after the notice of termination but at the expiration of the six (6) months, at Atrix's election, either (1) sell all existing inventory of Product and Demonstration Samples to Atrix or (2) destroy all remaining inventory of Product and Demonstration Samples in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in either case, Atrix shall pay to MediGene, the full amount of the actual cost paid by MediGene to Atrix for such remaining inventory of Product and Demonstration Samples. If MediGene sells any inventory of Product or Demonstration Samples to Atrix pursuant to this subsection, it shall warrant that such inventory of Product and Demonstration Samples has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to the requirements of Applicable Laws and Marketing Authorizations;

                    (D) if MediGene notifies Atrix that MediGene does not intend to sell off any existing inventory of Product and utilize the Demonstration Samples, MediGene shall, at Atrix's election, either (1) sell all existing inventory of Product and Demonstration Samples to Atrix or (2) destroy all remaining inventory of Product and Demonstration Samples in accordance with Applicable Law, providing Atrix with proof of destruction in writing sufficient to comply with Applicable Laws; provided that in either case, Atrix shall pay to MediGene, the full amount of the actual cost paid by MediGene to Atrix, for such remaining inventory of Product and Demonstration Samples. If MediGene sells any inventory of Product or Demonstration Samples to Atrix pursuant to this subsection, it shall warrant that such inventory of Product and Demonstration Samples has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to requirements of Applicable Laws and Competent Authorities; and

                    (E) any sales of Product or Demonstration Samples made by
               MediGene to Atrix pursuant to this Section 19.06 shall be made by MediGene within thirty (30) days of the end of the time period specified by Section 19.06(c)(ii) and shall be shipped to Atrix appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be shared equally by MediGene and Atrix. Amounts owed by Atrix to MediGene pursuant to this Section 19.06(c) for the Product or Demonstration Samples shall be paid by Atrix within ten (10) days after receipt by Atrix of an appropriately detailed invoice from MediGene for the amount so owing to it by Atrix under this subsection.

          (d) Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 3.04, 14.08, 14.09 and Articles XII, XV, XVII and XX and this Article IX shall survive expiration or termination of this Agreement.

          (e) Subject to the provision of Section 19.07, within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

     Section 19.07. LICENSE FOLLOWING EXPIRATION. After expiration of the Royalty Term, and upon request by MediGene, Atrix shall continue to sell the Product to MediGene upon terms mutually agreeable to the Parties pursuant to a separate supply agreement to be negotiated in good faith between the Parties.

                                   ARTICLE XX

                                  MISCELLANEOUS

     Section 20.01. NO-SOLICITATION. During the Term of this Agreement, neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment or hire any officer, director or employee of the other Party or its subsidiaries or controlled Affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

     Section 20.02. COMMERCIALLY REASONABLE EFFORTS. Unless another standard is indicated in this Agreement, each Party shall use commercially reasonable efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

     Section 20.03. ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     Section 20.04. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the control of the Party (collectively a "Force Majeure"); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

     Section 20.05. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, USA, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

     Section 20.06. WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

     Section 20.07. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     Section 20.08. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:


     IF TO ATRIX:      Atrix Laboratories, Inc.
                       2579 Midpoint Drive
                       Fort Collins, CO 80525
                       Attn: Charles P. Cox, Ph.D., M.B.A.
                       Vice President, New Business Development
                       Telephone: (970) 482-5868
                       Facsimile: (970) 482-9735

     COPIES TO:        Morrison & Foerster LLP
                       5200 Republic Plaza
                       370 17th Street
                       Denver, Colorado 80202-5638
                       Attn: Warren L. Troupe, Esq.
                       Telephone: (303) 592-2255
                       Facsimile: (303) 592-1510

     IF TO MEDIGENE:   MediGene Aktiengesellschaft
                       Lochhamer Strasse 11
                       D-82152 Planegg/Martinsried
                       Germany
                       Attn: Dr. Martin Poehlchen
                       Vice President of Business Development
                       Telephone: 011-49-89-8956-320
                       Facsimile: 011-49-89-8956-3220

     Notice so given shall be deemed given and received (i) if by international mail on the seventh (7th) day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and
(iii) if by international courier, on the fourth (4th) business day following the day such notice is delivered to the international courier service, or such earlier delivery date as may be confirmed to the sender by such courier service.

     Section 20.09. INDEPENDENT CONTRACTORS. It is expressly agreed that Atrix and MediGene shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Atrix nor MediGene shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

     Section 20.10. RULES OF CONSTRUCTION. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

     Section 20.11. PUBLICITY. MediGene and Atrix shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (a) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any other stock exchange, or (b) if it has used reasonable efforts to consult with the other Party prior thereto, (such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within forty-eight (48) hours after the recipient's receipt of such press release or public statement). No such consent of the other Party shall be required to release information which has previously been made public.

     Section 20.12. ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

     Section 20.13. HEADINGS. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

     Section 20.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ATRIX LABORATORIES, INC.,               MEDIGENE AKTIENGESELLSCHAFT
a Delaware corporation                  a German corporation


By: /s/ David R. Bethune                By: /s/ Peter Heinrich
    ---------------------------------       ------------------------------------
Name: David R. Bethune                  Name: Dr. Peter Heinrich
Title: Chairman and Chief Executive     Title: Vorstandsvorsitzender
       Officer

                                    EXHIBIT A

                            ATRIGEL(R) PATENT RIGHTS

                                      [**]

----------
**   Confidential Treatment Requested.

                                    EXHIBIT B

                        FORM OF CERTIFICATE OF COMPLIANCE

     Issue Date: ____________________

                            CERTIFICATE OF COMPLIANCE

FOR ____________________________________________________________________________

CUSTOMER _______________________________________________________________________

     LOT NUMBER ________________________________________________________________

FILL DATE ___________________________   PREP/EX DATE ___________________________

DOSAGE _________________________________________________________________________

QUANTITY OF RELEASABLE VIALS ___________________________________________________

The batch production record for this product has been reviewed for accuracy, completeness, and compliance with established written standard procedures and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.


Reviewed By:
             ----------------------------------------
             Batch Record Auditor

Date:
      -------------------------------


Approved By:
             ----------------------------------------
             Acting Supervisor Manager, Documentation

Date:
      -------------------------------

cc: All Customers

                                    EXHIBIT C

                                      [**]

                                 (see attached)

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                                       C-1

                                    EXHIBIT D

                        FORM OF STOCK PURCHASE AGREEMENT

    (See Exhibit 99.2 of Form 8-K filed with the SEC on June 19, 2001 by Atrix
                              Laboratories, Inc.)

                                    EXHIBIT E

                                      [**]

                                 (see attached)

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                                       E-1

                                    EXHIBIT F

                                MEDIGENE'S SOP**

                                 (see attached)

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                                       F-1

                                    EXHIBIT G

                            DRUG DELIVERY COMPETITORS

[**]

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                                        1

                             CONFIDENTIAL TREATMENT
                              REQUESTED BY QLT INC.

 I. AMENDMENT OF THE COLLABORATION, LICENSE AND SUPPLY AGREEMENT EFFECTIVE APRIL 4, 2001 (THE "AGREEMENT") BETWEEN ATRIX LABORATORIES, INC. ("ATRIX") AND
         MEDIGENE AKTIENGESELLSCHAFT ("MEDIGENE") CONCERNING AE EXCHANGE

As provided by Section 20.12 of the Agreement, Atrix and MediGene with effect as of September 12, 2002 amend the Agreement as set out below:

Section 10.04 of the Agreement as currently in effect is deleted and replaced by the following:

          "Section 10.04 ADVERSE EVENT REPORTING AND PHASE IV SURVEILLANCE.

     (a) In order to enable MediGene to meet its legal requirements regarding adverse event reporting, Atrix shall collect from all of its license partners other than MediGene having a license for the Product any safety information (the "Safety Information"). The term "Safety Information" shall be including, but not limited to (i) all serious adverse events (as defined by ICH E2A) ("SAE") known from all sources (spontaneous reporting, clinical studies, literature, regulatory authorities and compassionate use) and (ii) all non serious adverse reactions from spontaneous reporting and literature.

     Any such Safety Information shall be submitted to MediGene in the form developed by the Council for International Organizations of Medical Sciences standard ("CIOMS Form") by fax. The Parties will, by separate mutual written agreement, define further requirements for the data and information which shall be given by Atrix in the CIOMS Form. The Safety Information provided in the CIOMS Form shall be transmitted to MediGene (i) within [**] calendar days in case of SAE, and (ii) in all other cases not regarding any SAE, within [**] calendar days after first knowledge of the respective license partner about the Safety Information. All Safety Information to be sent to MediGene shall be sent attention to the pharmacovigilance officer of MediGene.

     MediGene shall have the right to ask Atrix for additional information about these reports. The queries will be sent to Atrix by e-mail or fax; Atrix shall answer within [**] calendar days. Atrix shall ensure, that the requested information or any other follow-up information will be included into the CIOMS Form by the respective license partner within [**] calendar days after first knowledge of the additional information by the respective license partner.

     In case license partners conduct clinical trials with regard to the Product, Atrix shall ensure that the respective license partner will without delay provide Atrix with lists containing non serious adverse events from the clinical studies every three months. Atrix will forward these lists to MediGene within reasonable time.

     In case Atrix exercises its rights to co-market the Product within the Territory pursuant to Section 13.01 of the Agreement, Atrix shall have the same responsibility as the other license

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                                        1
partners to provide Safety Information, including lists on non serious adverse events from clinical studies with regard to the Product marketed by Atrix.

     If Atrix exercises its right to co-market as set forth in Section 13.01 then, upon the occurrence of any adverse event relevant for reporting as Safety Information according this provision (an "AE"), the Parties shall promptly meet in person or by telephone, as appropriate, to discuss and determine how to mutually handle and resolve any issues relating to or arising from any such AE.

     (b) In order to enable Atrix to meet its legal requirements regarding adverse event reporting, MediGene shall report to Atrix any Safety Information related to the use of the Product in the Territory and known to MediGene, including, but not limited to (i) all SAE known from all sources (spontaneous reporting, clinical studies, literature, regulatory authorities and compassionate use) and (ii) all non serious adverse reactions from spontaneous reporting.

     Any such Safety Information shall be submitted by MediGene to Atrix in a CIOMS Form by fax. The Safety Information provided in a CIOMS Form shall be transmitted to Atrix (i) in case of SAE within [**] calendar days, and (ii) in all other cases not regarding SAE, within [**] calendar days, after first knowledge about the Safety Information. All Safety Information to be sent to Atrix shall be sent attention to the pharmacovigilance officer of Atrix.

     Atrix will have the right to ask MediGene for additional information about these reports. The queries will be sent to MediGene by e-mail; MediGene will answer within [**] calendar days. MediGene shall ensure, that the requested information or any other follow-up information will be included into the CIOMS Form within [**] calendar days after first knowledge of the additional information.

     (c) If the report of an AE causes a Competent Authority to request labeling revision as a result of an AE or that a Phase IV surveillance program be conducted, then the Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be borne [**] by MediGene and [**] by Atrix. MediGene shall have the authority to make the final decision with regard to any labeling revisions provided that MediGene will consider, in making its decision, the effect any such labeling revisions will have on the marketing and sale of the Product outside the Territory. MediGene agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, MediGene shall comply with such requirements and provide all such information in writing to MediGene and the Competent Authorities in accordance with Applicable Laws. MediGene further agrees that Atrix shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement Atrix is required to undertake with respect to the Product. Atrix agrees that MediGene shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement MediGene is required to undertake with respect to the Product in the Territory."

The Agreement remains otherwise unaltered.

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                                        2

     IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of the date first above written.

ATRIX LABORATORIES, INC.                MEDIGENE AG
a Delaware corporation                  a German corporation


By: /s/ Charles P. Cox                  By: /s/ Peter Heinrich
    ---------------------------------       ------------------------------------
Name: Charles P. Cox, Phd, MBA          Name: Dr. Peter Heinrich
Title: SVP, Corporate Development       Title: CEO

                                        MEDIGENE AG
                                        a German corporation


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                                --------------------------------

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

         SECOND AMENDMENT TO COLLABORATION, LICENSE AND SUPPLY AGREEMENT

     This Second Amendment to Collaboration, License and Supply Agreement (this "Second Amendment"), is made by and between Atrix Laboratories, Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, CO, 80525-4417 ("Atrix"), and MediGene AG, a German corporation having offices at Lochhamer Strasse 11, Planegg/Martinsried, Germany ("MediGene") as of this 22nd day of December, 2003. Atrix and MediGene are sometimes referred to collectively herein as the "Parties" or singly as a "Party."

     WHEREAS, the Parties entered into that certain Collaboration, License and Supply Agreement dated as of April 4, 2001, as subsequently amended by that certain First Amendment to Collaboration, License and Supply Agreement and Stock Purchase Agreement effective as of September 12, 2002 (collectively, the "Agreement"); and

     WHEREAS, MediGene intends to grant a sublicense under the Agreement to YAMANOUCHI U.K. Limited and to enter into a Distribution, Sublicense and Supply Agreement in connection therewith; and

     WHEREAS, the Parties therefore desire to further amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement and as hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. The definition of each of "cGMP", "First Commercial Sale", "Governmental Approval", "Marketing Authorization", "Net Sales", "Royalty Term", and "Territory" in Article I of the Agreement is hereby deleted in its entirety and replaced with the following:

     "cGMP" means according to and in compliance with each of the highest standards contained within the Pharmaceutical Inspection Convention and those issued by the EFTA Secretariat Geneva and GMP requirements defined in the EC Rules Governing Medicinal Products in European Community Volume IV (as each of these may be supplemented, amended, updated, revised or replaced from time to time)."

     "First Commercial Sale" means (a) with respect to a country in the Territory, the first sale for use, consumption or resale of each Product by MediGene or YAMANOUCHI or its sublicensees in such country and (b) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product."

     "Governmental Approval(s) " means all permits, licenses and authorizations, including but not limited to, import permits, Marketing Authorizations, and Pricing and Reimbursement Approvals required by any Competent Authority as a prerequisite to the Manufacture, packaging, marketing or selling of the Product or the Units."

     "Marketing Authorization" means all necessary and appropriate regulatory approvals, including but not limited to, variations thereto, to put the Product on the market in a particular country in the Territory."

     "Net Sales" means the [**].

     Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

     In the event MediGene or its Affiliates or YAMANOUCHI or its Affiliates, subcontractors or sublicensees transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by MediGene or its Affiliates or YAMANOUCHI or its Affiliates, subcontractors or sublicensees in an arm's length transaction with similar customers. In the event that MediGene or its Affiliates or YAMANOUCHI or its Affiliates, subcontractors or sublicensees includes one or more Product as party of a bundle of products, MediGene agrees not to, and agrees to cause its Affiliates, YAMANOUCHI and YAMANOUCHI's Affiliates, subcontractors and sublicensees not to, offer or sell any such Product as a loss leader (i.e. sold at less than the invoice price at which any such Product is sold when not part of a bundle of products) in determining the price of the bundled products."

     "Royalty Term" means the period of time commencing on the First Commercial Sale of each Product in any country in the Territory and [**]."

     "Territory" means Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, The former Yugoslav Republic of Macedonia, Turkey, Ukraine, United Kingdom, the Vatican City and Yugoslavia."

     2. The following new definitions are hereby inserted into Article I of the Agreement in alphabetical order:

     "Financial Year" means the financial year being each twelve month period commencing on April 1 and ending on March 31."

     "Non-Major Country" or "Non-Major Countries" means individually or collectively, as the case may be, the countries in the Territory excluding the Major Countries."

     "[**]

     ""Valid Claim" means a claim of an issued, unexpired patent which has not been:

     (a) held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction within the Territory, which decision is unappealable or was not appealed within the time allowed, or

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                                        2

     (b) admitted in writing to be invalid or unenforceable by the holder(s) by disclaimer or otherwise provided that the holder(s) shall have thirty (30) days from notice by MediGene or its sublicensees of such admission and MediGene's reliance, or the sublicensees' reliance respectively, on this clause to remedy any effects caused by such admission."

     3. The following is hereby inserted as new Section 2.03:

     "Section 2.03 [**].

     4. Section 2.03 of the Agreement, as existing prior to this Second Amendment, is hereby renumbered as Section 2.04, deleted in its entirety and replaced with the following:

     "Section 2.04. COMMERCIALIZATION. Subject to the terms and conditions of this Agreement, MediGene, at its own expense, will be responsible for (a) conducting all market research related to the Product; and (b) commercialization of the Product in the Territory (including all sales and marketing activities related to the Product). Subject to Section 3.02(d), MediGene or its sublicensees will obtain and maintain Governmental Approvals in the Territory and pay all duties, fees, tariffs and similar obligations required to market the Product in each country in the Territory, [**]. With respect to countries [**], MediGene shall use its commercially reasonable efforts to obtain and maintain Governmental Approvals for those Product(s) MediGene or its sublicensees elects to market in such countries. Subject to Section 2.02(a), Atrix shall, at MediGene's expense, provide MediGene and its sublicensees with commercially reasonable assistance in respect of MediGene's and such sublicensee's applications and maintenance of Governmental Approvals."

     5. Section 2.04 of the Agreement is hereby renumbered as Section 2.05.

     6. Section 3.02(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "[**]".

     (i) With respect to countries that are part of the [**], MediGene shall be [**]. MediGene shall keep Atrix informed of all material activities regarding the launch, approval and Marketing of Product in such countries, notably of all applications for Marketing Authorizations, and of its intent to start Marketing and Distribution in such countries in order to allow Atrix sufficient time to reasonably comply with its obligations in respect of supply of Product under this Agreement.

     (ii) With respect to a country (A) that is part of [**], and (B) in which a Marketing Authorization is needed for launch of Product(s) but a Pricing and Reimbursement Approval is not reasonably required for the successful and financially sound launch as set out in Exhibit H (which Exhibit may be amended upon notice by MediGene if there is a change in Applicable Law),
     Section 3.02(d)(iv) shall apply, whereby the relevant date for

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                                        3
     the calculation of time in (iv) below ("Trigger") shall be [**].

     (iii) With respect to a country (A) that is part of the Territory [**], and
     (B) in which both a Marketing Authorization is needed and a Pricing and Reimbursement Approval is reasonably required for the successful and financially sound launch of Product(s) as set out in Exhibit H (which Exhibit may be amended upon notice by MediGene if there is a charge in Applicable Law), the following shall apply:

     (I) No later than [**] after notice of grant of the Marketing Authorization and the Pricing and Reimbursement Approval in a country is received by MediGene, MediGene shall in its sole discretion decide whether to launch (the "Positive Launch Decision") or not to launch (the "Negative Launch Decision") such Product in such country (the Positive Launch Decision and the Negative Launch Decision hereinafter individually also being referred to as the "Launch Decision"), and shall notify Atrix in writing of such Launch Decision. If Atrix has not received a written notification of a Negative Launch Decision with respect to a Product for a specific country within [**] after notice of grant of both the Marketing Authorization and the Pricing and Reimbursement Approval in such country is received by MediGene, MediGene shall be deemed to have notified Atrix of a Positive Launch Decision with regard to such Product and such country on the business day immediately following expiry of such [**] period. MediGene shall make any Launch Decision by assessing, in good faith, the case for or against launching the respective Product in the respective country, such assessment taking into account the following: [**]. Where a Negative Launch Decision has been notified to Atrix MediGene shall provide Atrix within [**] of the expiry of the [**], and subject to obligations of confidentiality reasonably acceptable to MediGene, copies of all relevant information and documents on which the Negative Launch Decision was made.

     (II) In case of a Negative Launch Decision Atrix shall be entitled to request that such Negative Launch Decision be assessed by an independent expert Third Party appointed by MediGene and acceptable to Atrix (the "Independent Assessor"), such request to be made in writing delivered to MediGene no later than [**] after receipt of the respective Negative Launch Decision by Atrix. The Independent Assessor shall assess the Negative Launch Decision of MediGene within reasonable time and shall promptly and simultaneously notify Atrix and MediGene of the result in writing of this assessment. The Independent Assessor shall assess the Negative Launch Decision impartially having regard to and considering the criteria referred to above under Section 3.02(d)(iii)(I).

     (III) If the Independent Assessor determines that the Negative Launch Decision of MediGene is on balance correct, or if Atrix does not exercise its right to request an assessment of the Negative Launch Decision by an Independent Assessor within [**] after receipt of the Launch Decision by Atrix, then MediGene shall no longer be obliged, but shall remain exclusively entitled, to launch the respective Product in the respective country.

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                                        4

     (IV) In case of a Positive Launch Decision, Section 3.02(d)(iv) shall apply, whereby the relevant date for the calculation of time in (iv) below ("Trigger") shall be the date the Positive Launch Decision is either made or deemed to be made by MediGene.

     (V) If the Independent Assessor notifies MediGene of his determination that the Negative Launch Decision of MediGene is not correct, Section 3.02(d)(iv) shall apply, whereby the relevant date for the calculation of time in (iv) below ("Trigger") shall be the date of [**].

     (iv) If MediGene has not undertaken commercially reasonable efforts to begin Distribution and Marketing of the Product (A) in a Major Country within [**] following the Trigger, as defined above, for the Product in that Major Country and (B) in a Non-Major Country within [**] following the Trigger, as defined above, for the Product for that Non-Major Country; provided that in each case of (A) and (B) above Atrix and MediGene have available and have delivered (and YAMANOUCHI having ordered) Launch Quantities of the Product, then, and at any time such event occurs, and upon each such occurrence, the following shall occur with respect to that Product not so distributed and marketed, in that Major Country within such [**] or, as the case may be, in that Non-Major Country within such [**]:

     (I) Atrix shall have the right upon [**] written notice to MediGene to terminate the Agreement with respect to that Product in that specific country and, upon such termination, such country shall no longer be included in the Territory for such Product, and

     (II) Atrix shall have the right to grant a license to a Third Party to market and distribute that Product in such country, provided that the terms of such license are no more favorable to the Third Party, in any material respect, than those set forth in this Agreement, and subject to adjustments to reflect the fact that the licensee under such licenses will not have the right to market and distribute the Product in the entire Territory; and

     (III) MediGene shall, or shall procure that YAMANOUCHI and its sublicensees will: (1) promptly transfer to Atrix the Marketing Authorizations, and other Governmental Approvals where applicable, relating to such Product in such country and (2) make any mandatory filings with Competent Authorities in respect thereof, and (3) grant to Atrix an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use any Clinical Documentation to the extent necessary and sufficient for Atrix, its Affiliates and sublicensees to use the Governmental Approvals and to market and distribute such Product in such country.

     (v) For the avoidance of doubt, notwithstanding the foregoing, MediGene shall in no event be entitled to unreasonably refrain from or delay any submission for any Marketing Authorization or Pricing and Reimbursement Approval for the Product(s).

     (vi) The rights and obligations under this Section 3.02(d) shall be cumulative with the other rights and obligations under this Agreement and shal1 not apply with respect to any

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                                        5
     country [**]."

     7. The following is hereby added to the Agreement as new Section 3.02(e):

     "(e) Sublicense to YAMANOUCHI. It is agreed that MediGene may grant a sublicense under the Atrigel(R) Technology and the Atrix Marks to YAMANOUCHI U.K. Limited ("YAMANOUCHI") in accordance with a Distribution, Sublicense and Supply Agreement substantially in the form attached hereto as Exhibit I (the "Sublicense"). Neither Party shall be entitled to terminate this Agreement under
Section 19.02(b) due to the other Party's failure to comply with the terms of this Agreement if such failure is caused by a conflict between the terms and conditions of the Sublicense and this Agreement that makes it impossible for such Party to perform its obligations under this Agreement (the "Conflict"); provided that notwithstanding the foregoing, a Party's right to terminate this Agreement pursuant to its terms and conditions if the other Party does not comply with its financial obligations under this Agreement shall not be excluded or otherwise affected by this provision. In the event that after the date of execution of the Sublicense a Party determines that there is a Conflict, such Party shall provide written notice of such occurrence to the other Party and the Parties will attempt to negotiate in good faith an amendment to this Agreement so that no such Conflict exists. If such amendment is not executed within thirty
(30) days following a Party's receipt of such notice the Parties will have all of their respective rights and obligations under this Agreement, except for the right to terminate this Agreement pursuant to Section 19.02(b); provided that notwithstanding the foregoing, a Party's right to terminate this Agreement pursuant to its terms and conditions if the other Party does not comply with its financial obligations under this Agreement shall not be excluded or otherwise affected by this provision.

     8. Section 3.03 of the Agreement is hereby renumbered as Section 3.03(a) and the following is hereby added as a new Section 3.03(b):

     "(b) Without the prior written consent of Atrix, MediGene shall market and distribute the Products in the Territory under the Atrix Marks. Notwithstanding the foregoing, MediGene shall be entitled, without the consent of Atrix, to market and distribute the Product under a YAMANOUCHI Trade Mark rather than an Atrix Mark if an objection to the use of an Atrix Mark has been lawfully raised by (i) a Competent Authority in the Territory; or (ii) a Third Party with enforceable trade mark rights having seniority to those of the Atrix Marks."

     9. Section 3.04(b) of the Agreement is hereby deleted in its entirety and the following are hereby added as Sections 3.04(b), 3.04(c), 3.04(d) and 3.04(e):

     "(b) All right, title and interest in and to any developments, inventions or discoveries made in connection with any leuteinizing hormone releasing hormone (LHRH) or a structurally related derivative or structurally related analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, used for treatments outside the Field, which do not relate to the Atrigel(R) Technology or the Product, but are specifically only made during and as a direct result of either MediGene's or YAMANOUCHl's or other sublicensee's work in connection with this

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                                        6

Agreement, shall be jointly owned by Atrix, MediGene, and YAMANOUCHI or the applicable sublicensee, including any patentable inventions (the "Program Technology").

     (c) Subject to Section 3.04(e), each of Atrix and MediGene grant to the other and to YAMANOUCHI, and MediGene shall procure that YAMANOUCHI and any other sublicensee, grants to Atrix a non-exclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use the Program Technology for all research purposes (consistent with the purpose and intent of this Agreement) other than the sale or manufacture for sale of products or processes; provided that if any Party desires to provide a Third Party a sublicense to manufacture, use, market or sell any product based on the Program Technology, then such Party shall grant to the other Party a right of first negotiation according to Section 3.04(d) with respect to such product.

     (d) For a period of thirty (30) days following the receipt of notice from any Party (the "Notifying Party") of its intention to grant a sublicense as set out in Section 3.04(c), the other Party(ies) (the "Notified Party") shall have the first right to negotiate binding material terms for a definitive license agreement for such a product. In the event (i) the Notified Party does not determine within such thirty (30) day period to pursue a license for such a product, or (ii) the Parties are unable to reach agreement on binding material terms of such a license within such thirty (30) day period, or (iii) if the Parties have reached agreement on binding material terms of such a license within such thirty (30) day period, but are unable to enter into a definitive agreement within ninety (90) days following the written notice from the Notifying Party, which period may be extended upon the mutual agreement of the Parties, the Notifying Party shall have no further obligation to the Notified Party under this Section 3.04(d. If the Parties cannot agree to the terms of such license, then the Notifying Party may enter into an agreement with a Third Party, provided that the terms of the agreement are no more favorable to the Notifying Party, in any material respect (individually or in the aggregate), than those last proposed in writing by the Notified Party. The rights of Notified Party under this Section 3.04(d) shall be limited to those countries in the Territory for which Notified Party retains a license under this Agreement as of the date written notice is received under this Section 3.04(d) by either Party, as applicable. If Notifying Party enters into an agreement with a Third Party under this Section 3.04(d), Notifying Party shall notify Notified Party of this fact within four (4) weeks after the date the agreement is entered into. Notified Party shall then have the right to appoint an appropriate independent person, reasonably acceptable to Notifying Party, having sufficient experience in licensing matters, which person shall execute a confidentiality agreement in such form as is reasonably satisfactory to Notifying Party, to examine the terms and conditions of such agreement to determine that the terms thereof are no more favorable to Notifying Party, in any material respect (individually or in the aggregate), than those last proposed in writing by Notified Party. Such determination shall be made within six (6) weeks after the date Notifying Party provides notice to Notified Party that it has entered into such an agreement with a Third Party. In the event the terms are more favorable to Notifying Party then the Notifying Party shall terminate the Third Party license immediately.

     (e) Any developments, inventions or discoveries made in connection with any leutenizing hormone releasing hormone ("LHRH") or a structurally related derivative or structurally related analog thereof, whether agonist or antagonist, whether naturally-occurring or synthetic, used for treatments outside the Field, which do not relate to the Atrigel@ Technology or the Product, but which were made during and as a direct result of either MediGene's or Atrix's work in connection with the License ("Head-License Technology") shall be jointly owned by Atrix, MediGene and YAMANOUCHI and will be subject to the obligations of Sections 3.04, 11.01(c) and 11.02(b) as if it were included in the definition of Program Technology and in respect of Sections 3.04, 11.0l(c) and 11.02(b), subject to that certain Tripartite Agreement between Atrix, MediGene and YAMANOUCHI dated as of the effective date of the Sublicense.

     (i) The definition of Party and Parties in this Section 3.04 shall include, where appropriate, Atrix, MediGene and YAMANOUCHI or other applicable sublicensee.

     (ii) Notified Party as defined under Section 3.04(d) shall be capable of being both singular and plural."

     10. Section 4.03 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 4.03. MILESTONE PAYMENTS. MediGene shall pay to Atrix, as licensing fees, the following milestone payments within thirty (30) days after Atrix gives notice to MediGene of the occurrence of the specified milestone event:

     (a) [**];

     (b) [**];

     (c) [**];

     (d) [**];

     (e) [**]; and

     (f) [**].

     (g) [**].

     (h) For the avoidance of doubt, the milestone payments referred to in this
Section 4.03 (a) to (g) shall be paid only once by MediGene."

     11. Sections 6.01(a) and 6.01(c) are hereby deleted in their entirety and replaced with the following:

     "(a) MediGene agrees to use, and to procure that YAMANOUCHI or any other sublicensees will use, commercially reasonable efforts to promote the sale, marketing and distribution of the Product in the Territory, consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by MediGene in good faith and shall be based upon market size, price, present and future competition and general marketing parameters. Each Party shall promptly advise the other Party, and MediGene will ensure that YAMANOUCHI or any other sublicensees shall promptly advise the Parties, of any issues that materially and adversely affect

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its ability to market the Product in the Territory. In such event, senior executives of MediGene, YAMANOUCHI or any other sublicensees and Atrix shall meet and in good faith discuss what actions should be taken in light of such issues.

     (c) MediGene shall have the right to designate all packaging design and/or trade dress for the marketing and distribution of the Product in the Territory. Such packaging design and/or trade dress shall (i) for all Products name MediGene, or its sublicensees if requested by MediGene, as the holder of the Marketing Authorization, and shall (ii) be in compliance with the Packaging Specifications and all Applicable Laws, and shall (iii) be subject to prior approval by Atrix, such approval not being unreasonably withheld or delayed. Atrix shall package and label the Product, the Units and the Demonstration Samples in compliance with the Packaging Specifications and Applicable Laws. Atrix, in consultation with MediGene, shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws, if any, of the FDA for export of the Product and the Demonstration Samples into the Territory and that the Units comply with the Packaging Specifications. Atrix, in consultation with MediGene, shall also be responsible for assuring that packaging and labeling comply with all Applicable Laws where such Product is to be distributed for sale in the Territory. All additional incremental costs resulting from changes to the Packaging Specifications made at the request of MediGene that are not required to export or import the Product to countries in the Territory on a country by country basis under Applicable Laws shall be borne by MediGene.

     Lead time to implementation of changes at Atrix's or Second Manufacturing Source's manufacturing facility (as the case may be) shall not be more than four
(4) months after MediGene's approval of final designs."

     12. Section 6.01(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(f) Co-Promotional Activities of Atrix. When MediGene or YAMANOUCHI or any other sublicensee for a Major Country decides to use a contract sales force to promote Product on behalf of MediGene, YAMANOUCHI or any other sublicensee, respectively, then MediGene will promptly inform Atrix of such decision. Atrix will then have the right to bid within 20 days from receipt of MediGene's decision, or YAMANOUCHl's or any other sub1icensee, respectively, decision to provide the contract sales force support MediGene, or YAMANOUCHI or any other sublicensee, wishes to use and Atrix and MediGene will, or MediGene shall procure that YAMANOUCHI or any other sublicensee will, discuss such bid in good faith. MediGene or YAMANOUCHI or any other sublicensee can decide in their sole discretion whether or not to accept the bid."

     13. The following is inserted as new Section 6.02:

     "Section 6.02 A&S spending levels

     No later than [**] days prior to the expected date of the First Commercial Sale in any Major Country and prior to the commencement of each Financial Year thereafter, MediGene and Atrix shall agree on the Annual Performance Guidelines for the

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     succeeding Financial Year for the sale, marketing and distribution of the
     Product in the Territory. MediGene shall, and shall procure that YAMANOUCHI or any other sublicensee will, provide Atrix with a detailed proposal for the Annual Performance Guidelines no later than [**] days prior to the aforementioned expected date of First Commercial Sale. The Annual Performance Guidelines shall set forth the following on a Product-by-Product and country-by-country basis:

     (a) the required A&S spending levels for the year, which amounts shall be determined in accordance with Section 16.04; and

     (b) the minimum sales targets for each Product in each country in the Territory [**] with respect to each Major Country, or, with respect to non-Major Countries in the Territory, on an aggregate basis for all such non-Major Countries, both in number of Units and in aggregate Net Sales (the "Annual Sales Targets") (collectively, the "Annual Performance Guidelines").

     MediGene agrees, and shall cause YAMANOUCHI or any other sublicensee to provide, that the Annual Performance Guidelines shall not be changed without the prior written consent of Atrix."

     14. Section 7.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) Subject to the terms hereof and save as set out in Section 7.01(b), MediGene agrees to purchase exclusively from Atrix, and Atrix agrees to Manufacture for, and sell exclusively to MediGene during the Term of this Agreement, MediGene's total requirements for the Product and the Demonstration Samples in the Territory on the terms and conditions set forth herein. Subject to MediGene's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed by MediGene, Atrix may subcontract any part of the Manufacturing Process for the Product and the Demonstration Samples to a Third Party provided: (i) the Product, the Demonstration Samples and the facilities continue to meet the requirements as defined in this Agreement, (ii) Atrix has obtained all required Governmental Approvals to subcontract any part of the Manufacturing Process for the Product to be sold in the Territory and (iii) the Third Party has obtained all required Governmental Approvals for the Manufacturing Process for the Product to be sold in the Territory. If subcontracting is initiated by Atrix or requested by the Competent Authorities for any Manufacturing Process for Product to be sold in the Territory, Atrix will bear the cost of validation and necessary stability work, as well as any other directly related costs.

     (b) Upon expiry of the [**]."

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     15. Section 7.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 7.02. QUALITY ASSURANCE.

     (a) Atrix shall Manufacture the Product in accordance with the Specifications. Any modifications of the Specifications require Atrix's, MediGene's and YAMANOUCHI's written approval, which will not unreasonably be withheld or delayed. If MediGene or YAMANOUCHI should come to the conclusion that a modification is required, MediGene will, or will cause YAMANOUCHI to, submit a proposal for modification to Atrix. If Atrix or YAMANOUCHI, as applicable, disapproves, Atrix, MediGene and YAMANOUCHI will amicably determine the further measures to be taken and pending such determination provided that the amendment sought is mandatory pursuant to Applicable Laws or an order of a Competent Authority. Atrix shall consult with MediGene as to any proposed changes in the Specifications, Manufacturing Process, or in Atrix's quality assurance procedures which might render Atrix unable to supply Product in accordance with the terms of this Agreement, prior to making those changes, and obtain MediGene's prior, written consent thereto, which consent will not be unreasonably withheld, conditioned or delayed by MediGene. Atrix shall immediately notify MediGene in writing of any changes required by a Competent Authority in the Specifications or Atrix's quality assurance procedures that would render Atrix unable to supply the Product and/or Demonstration Samples in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation. Any additional costs or expenses shall be shared between the Parties in such proportion as is equal to each Party's relative fault in causing such change or changes to occur; provided, however, that if the Parties cannot reach an agreement in good faith as to the relative fault of each Party or if neither Party is at fault, such additional costs and expenses shall be borne equally by the Parties.

     (b) Notwithstanding the foregoing, the Parties have defined further responsibilities with regard to quality assurance in a separate Quality Assurance Manual effective as of May 28, 2003, which may be mutually amended by the Parties from time to time and which is attached to this Agreement as Exhibit J (the "Quality Assurances Manual")."

     16. The introductory paragraph of Section 7.03 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 7.03. ATRIX'S DUTIES. Atrix covenants to Manufacture the Product in accordance with the Specifications and Applicable Laws, and to furnish to MediGene with every Shipment a written certificate of analysis and Certificate of Compliance confirming that the Product conforms to the Specifications, and was manufactured and tested in compliance with the Specifications, Applicable Laws and recognized pharmaceutical rules. The Product may be subjected to testing by MediGene at its designated facility in order to verify conformance of the Product with the Specifications. In addition, Atrix shall:"

     17. The following is hereby added to the end of Section 7.06(a) as a new sentence:

     "To the extent Atrix is unable to supply Product, [**]."

     18. Section 8.07 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 8.07. FORECASTS AND ORDERS.

     (a) Not later than six (6) months following submission of the relevant NDA or other equivalent applicable regulatory filing on a country by country basis, MediGene will provide Atrix with a twelve (12) month forecast of MediGene's requirement of each Product, on a Product by Product basis, including Demonstration Samples, and on a country by country basis as follows (the "Initial Forecast"), unless agreed otherwise on a case by case basis in writing:

     (i) For the first twelve (12) month period covered by the Initial Forecast for each Product, MediGene shall provide quarterly, no less than forty- five
(45) days prior to the beginning of each calendar quarter a further twelve month forecast. Said requirements will be based on standard production planning parameters including but not limited to sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The twelve (12) month forecast will be stated in monthly requirements. The second two (2) quarters of the twelve (12) month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three (3) months of the twelve (12) month forecast will be firm orders to purchase. The second three (3) months will be allowed to be flexed from the previous forecast by plus or minus [**] per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three (3) month period shall not exceed [**] in aggregate during that three (3) month period. [**].

     Notwithstanding the above, and in respect of the One Month Product and Three Month Product in Germany only, MediGene will provide Atrix with the Initial Forecast as soon as reasonably possible following the date of execution of the Sublicense and Atrix will use reasonable efforts to fulfill purchase orders contained in such Initial Forecast.

     (ii) After the first twelve (12) months MediGene will provide to Atrix a rolling twelve (12) month forecast for each Product with the first three (3) months of the rolling twelve (12) month forecast a firm order to purchase. Each order in the rolling twelve (12) month forecast shall be provided monthly, no less than twenty (20) days prior to the beginning of each month. All orders will be for full batch quantities [**]. Notwithstanding the foregoing, for the first twelve (12) months after launch of each Product the Parties agree to use commercially reasonable efforts to cause each order to be for full batch quantities, but acknowledge and accept that during such twelve (12) month period orders may be for less than full batch quantities.

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     (b) It is understood that Atrix will not maintain Product or Demonstration
     Sample inventory in excess of the forecast, but will produce Product or Demonstration Sample upon receipt of that portion of MediGene's forecasts that constitute firm orders to purchase. The above periods whether fixed or flexible will be adjusted based upon existing lead times at time of start up.

     (c) MediGene agrees to purchase a sufficient amount of Product to enable MediGene to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Atrix reasonable lead time to meet increased demand. Atrix will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so beyond [**] of MediGene's forecast for the relevant twelve (12) month period subject to Section 7.06(c). All forecasts will be made by MediGene to Atrix in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

     (d) The Launch Quantity of the Product when delivered to the common carrier shall not have an expiration date of less than [**] from the date of such delivery, provided (a) Product other than the Launch Quantity shall not have an expiration date of less than [**] once real time stability data is submitted by Atrix to the respective Competent Authority, and/or (b) as the Parties may otherwise agree in writing on a case by case basis.

     (e) In the event MediGene does not receive a Marketing Authorization in a specified country in the Territory, but Atrix nevertheless has Manufactured the Launch Quantity of the Product for sale in such country in the Territory, the Atrix Manufacturing Cost attributable to the Manufacture of the Launch Quantity for sale in such country shall be [**]."

     19. The following is hereby added to Section 10.04 of the Agreement as a new Section 10.04(d):

     "(d) Notwithstanding the foregoing, the Parties have defined further responsibilities with regard to pharmacovigilance in the Quality Assurance Manual."

     20. Section 11.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) Atrix shall, at Atrix's expense seek registration of, maintain, enforce and protect the Atrix Marks in all countries in the Territory in respect of the Product, and MediGene shall provide, and shall procure that its sublicensees provide, at no cost or expense to MediGene and its sublicensees, such assistance to Atrix as may be reasonably required in pursuance of such protection by Atrix. In the event that Atrix desires to or does abandon one or more of the Atrix

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

Marks, or if Atrix declines responsibility for the maintenance of such rights, Atrix shall provide reasonable prior written notice to MediGene in advance of its intention to abandon or decline responsibility, and MediGene (or at request of MediGene its sublicensees) shall have the right, but not the obligation, to prepare, file, prosecute, and maintain any such rights and such rights shall be transferred to MediGene (or its sublicensees if requested by MediGene).

     (b) Atrix shall, at Atrix's expense and to the extent commercially reasonable, prosecute through to grant, maintain and protect the Atrigel Patent Rights in full force and effect in all countries in the Territory where such rights exist or could exist in the future. In the event that Atrix desires to or does abandon one or more of the Atrigel Patent Rights, or if Atrix declines responsibility for the maintenance of such rights, Atrix shall provide reasonable prior written notice to MediGene in advance of its intention to abandon or decline responsibility, and MediGene (or its sublicensees upon request by MediGene) shall have the right, but not the obligation, to prepare, file, prosecute, and maintain any such rights and such rights shall be transferred to MediGene (or its sublicensees if requested by MediGene).

     (c) With regard to Section 3.04, Atrix, in its sole discretion, shall determine whether or not to maintain and protect the Program Technology it creates in accordance with Section 3.04, MediGene, in its sole discretion, shall determine whether or not to maintain and protect the Program Technology it creates in accordance with clause 3.04 and MediGene's sublicensees (if any) at its sole discretion shall determine whether or not to maintain and protect the Program Technology it creates in accordance with clause 3.04. Each Party, at the reasonable expense of the creator, shall provide such assistance to the creator as may be necessary to enable the creator of the Program Technology to maintain the Program Technology. In the event that the creator of the Program Technology does not wish to seek formal protection for or desires to or does abandon any patent application or patent, or if such creator later declines responsibility for such patent application or patent in respect of their Program Technology, such creator shall provide reasonable prior written notice to the others of its intention to abandon or decline responsibility, and the others shall have the equal right at their own cost and expense, but not the obligation, to prepare, file, prosecute, and maintain any such patent application or patent in respect of such Program Technology and shall be entitled to the reasonable assistance (at its own reasonable expense) of the creator. Notwithstanding who applies for or maintains such protection the creator of the Program Technology shall not be prevented from using such Program Technology pursuant to section 3.04(c).

     21. Section 11.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Atrigel(R) Patent Rights or the Atrix Marks in the Territory and shall cooperate with each other to terminate such infringement without litigation. Atrix shall, at its sole expense, prosecute the judicial or administrative proceedings against such Third Party infringement. MediGene shall provide such assistance and cooperation to Atrix as may be necessary to successfully prosecute any action against Third Party infringement at Atrix's expense and may deduct the expenses thereof from any amounts payable to Atrix under this Agreement.

     In the event Atrix fails to institute proceedings in the Territory against any Third Party infringement of the Atrigel(R) Patent Rights and/or the Atrix Marks within forty-five (45) days after notice given by either Party to the other of said Third Party infringement, MediGene (or with MediGene's consent its sublicensees) may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Atrix will provide such assistance and cooperation to MediGene and its sublicensees as may be necessary, at MediGene's (respectively its sublicensees') expense, and MediGene may deduct all costs and expenses of such actions incurred by MediGene against any amount payable to Atrix under this Agreement, and MediGene and/or its sublicensees may retain all amounts awarded in such action.

     (b) With respect to patented Program Technology and pursuant to Section 3.04(d), in the event any patent included in the Program Technology is infringed by a Third Party, the Party (the "Enforcer") responsible for prosecution and maintenance of the applicable Program Technology under Section 11.01(c) (subject to Section 3.04) shall have the right to bring and control such action or proceeding, using counsel reasonably acceptable to the Parties, and shall be provided by the other Party(ies), at its own cost and expense, with such assistance and cooperation as may be reasonably necessary to successfully prosecute any action against such Third Party. In the event the Enforcer fails to institute proceedings against any Third Party infringement of the Program Technology within the earlier of (i) the time period required under Applicable Laws or (ii) forty-five (45) days after notice given by either Party to the other of said Third Party infringement, the other Party(s) may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event the Enforcer will provide such assistance and cooperation to the other Party as may be necessary, at the other Party's expense.

     (c) Neither Atrix nor MediGene may settle an action or proceeding against an infringer related to the Program Technology, and MediGene may not settle an action or proceeding against an infringer related to Atrigel(R) Technology, with respect to an infringement without the written consent of the other Party. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of such Party, including Atrix's rights hereunder or Atrix's rights in the Atrigel(R) Technology."

     22. Section 13.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "13.01 Atrix Co-Marketing Right Upon Failure to Achieve Sales Targets. Subject always to Section 20.04 ("Force Majeure"), if during the [**] and in each Financial Year thereafter, MediGene does not sell Units equal to at least [**] of the Unit amount of the Annual Sales Targets in a country in the Territory [**], the failure having been solely within MediGene's control, then Atrix shall have the right and option, exercisable in its sole discretion, by written notice to that effect delivered by Atrix to MediGene within sixty (60) days after said event occurs, which written notice shall be forwarded by MediGene to YAMANOUCHI without delay, to co-market the Product in each such country in the Territory in which during the [**] and in each Financial Year thereafter, MediGene does not sell Units equal to at least [**] of the Unit amount of the Annual Sales Targets in that country.

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     If Atrix exercises its right to co-market the Product in such country in the Territory the following shall occur, to the extent allowed by Applicable
Laws: (A) MediGene shall grant, and shall procure that YAMANOUCHI or any other sublicensee grants subject to YAMANOUCHI's own rights under the Sublicense, Atrix an irrevocable, exclusive, royalty free license, such that MediGene retains its distribution and marketing rights under the Agreement and YAMANOUCHI retains its distribution and marketing rights under the Sublicense, with the right to sublicense, to market, advertise, promote, distribute, offer for sale, sell and import the Product in such country in the Territory; (B) MediGene shall grant, and shall procure that YAMANOUCHI and any other sublicensee grants, to Atrix an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to use the YAMANOUCHI Clinical Documentation (or similar documentation of any other sublicensee), the YAMANOUCHI Results (or similar documentation of any other sublicensee) the Marketing Authorizations and make any required filings with the Competent Authorities, to the extent legally permissible, in connection with such activities in that country; (C) Atrix will be solely responsible for its expenses related to marketing of the Product in such country in the Territory and Atrix will retain all revenues from Product that it or its sublicensees sell in such country in the Territory; (D) Atrix and/or its sublicensee shall only be entitled to market one additional brand of the Product and Atrix and/or its sublicensee shall market the Product using a different mark than the Atrix Marks used or associated with the Product in that country in the Territory; (E) subject to and in compliance with all Applicable Laws, Atrix will use commercially reasonable efforts to restrict the sale of such Product by its sublicensees outside of said country in the Territory; and
(F) the powers of the Advisory Board will be deemed to be automatically dissolved for the said country as of the date Atrix exercises its right to co-market the Product in that said country.

     The rights and obligations under this Section 13.01 shall not apply with respect to [**]"

     23. Sections 16.01 and 16.02 of the Agreement are hereby deleted in their entirety and replaced with the following:

     "Section 16.01. Covenant Not To Launch Competitive Product. MediGene hereby covenants and shall cause its Affiliates, and sublicensees to agree not to out-license, commercialize, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product during the first [**] after the effective date of the Sublicense in any country in the Territory in which MediGene retains a license granted by Atrix under Article III. Notwithstanding the foregoing, if during the first [**] after the effective date of the Sublicense MediGene or any of its Affiliates or YAMANOUCHI or its sublicensees acquires an entity or all or substantially all of the assets of an entity and such entity distributes a Competitive Product or such assets include a Competitive Product, MediGene or such Affiliate or YAMANOUCHI or such sublicensee shall have [**] in which to divest itself of such Competitive Product or to otherwise cease marketing, sales and distribution of such Competitive Product, and MediGene shall not be in breach of this Section 16.01 if it or the Affiliate, YAMANOUCHI or sublicensee, as the case may be, so divests or ceases marketing, sales and distribution within such [**] period.

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     Section 16.02. Limitation To The Territory.

     (a) MediGene covenants and agrees that during the Term of this Agreement it will not, nor shall it permit its Affiliates or YAMANOUCHI or YAMANOUCHI's Affiliate or its sublicensees, without the prior written authorization of Atrix, to the extent allowed by Applicable Laws: (i) promote or actively solicit sale of the Product or advertise the Product, in any country where MediGene or YAMANOUCHI or its sublicensees does not have, or benefit from nor is entitled to obtain pursuant to this Agreement a necessary Marketing Authorization or in any country that is not part of the Territory; (ii) contact Competent Authorities located outside the Territory about the Product, except as required by Applicable Laws or as may be necessary or appropriate to exercise its contractual rights or carry out its obligations as set forth in this Agreement.

     (b) To the extent Atrix exercises its rights to grant a license to a Third Party in accordance with Section 3.02(d)(iv), Atrix covenants and agrees that it will not, and shall use commercially reasonable efforts to ensure that such Third Party does not, without the prior written authorization of MediGene, to the extent allowed by Applicable Laws: (i) promote or actively solicit sale of the Product or advertise the Product, in any country where Atrix does not have the right to grant such license under Section 3.02(d)(iv) (the "Licensed Territory"); (ii) allow a Third Party to purchase or cause to be purchased Product which the Third Party has represented, directly or indirectly, as being for the purpose of sale in the Licensed Territory for sale in the Territory but outside the Licensed Territory; and (iii) knowingly sell or distribute for resale the Product to a Third Party who intends to sell such Product in the Territory but outside the Licensed Territory."

     24. Section 16.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 16.04. A&S Spending Levels. MediGene covenants and agrees, and shall procure that YAMANOUCHI and other sublicensees will covenant and agree, that during the first [**] following the date of the First Commercial Sale of the Product in a country in the Territory (the [**]), MediGene's, or YAMANOUCHI's and other sublicensees annual A&S spending levels in that country in the Territory (whereby in calculating such A&S spending levels of MediGene the A&S expenditures of YAMANOUCHI and other sublicensees shall be included and vice versa) shall be at least [**] portion of the Annual Sales Target of each Product in a country in the Territory as set forth in the Annual Performance Guidelines established each Financial Year in accordance with the Sublicense. MediGene further covenants and agrees, and shall procure that YAMANOUCHI and other sublicensees will covenant and agree, to maintain after such [**] annual A&S spending levels in the Territory as set forth in the Annual Performance Guidelines established each Financial Year in accordance with Section 5.06 of the Sublicense.

     (a) MediGene shall provide that, and MediGene shall procure that YAMANOUCHI and other sublicensees shall provide that if, in any given Financial Year, the A&S spending levels are less than the minimum required A&S spending levels for such year as set forth in the Annual Performance Guidelines, that MediGene shall make up the difference by adding the amount of

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the shortfall for that year to the minimum A&S requirements for the current year as set forth in the Annual Performance Guidelines and MediGene, shall satisfy the revised minimum aggregate A&S expenditure amount in the current year.

     (b) If MediGene affirmatively determines to spend less than the A&S commitment as set forth in this Section 16.04 during the current year or any subsequent year as set forth in the Annual Performance Guidelines, MediGene shall immediately notify, Atrix of such determination, whereupon Atrix shall have the right, in its sole discretion, to elect whether to [**].

     (c) As an alternative to the obligations and liabilities under Sections 16.04(a) or (b), MediGene agrees, and shall procure that YAMANOUCHI and other sublicensees shall agree, to use reasonable endeavours to make in each country in the Territory [**]."

     25. Section 19.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "This Agreement shall commence as of the Effective Date and (i) in respect of countries within the Territory, [**] shall expire on a country-by-country basis on the date that the last applicable Atrigel(R) Patent Right with a Valid Claim expires in such country in the Territory [**]. The period from the Effective Date until expiration of this Agreement in accordance with the foregoing provisions of this Section 19.01 is the "Term". In the event that patent application number [**] has not been granted [**], this Agreement shall, on MediGene's written notice, expire on [**]."

     26. Section 20.05 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 20.05. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, USA, except that no conflicts of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts located in New York City, New York with respect to any dispute, claim or controversy regarding this Agreement, the interpretation of this Agreement or the rights or obligations of the Parties under this Agreement.

     27. Section 20.08 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "Section 20.08. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

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

        If to Atrix:      Atrix Laboratories, Inc.
                          2579 Midpoint Drive
                          Fort Collins, CO 80525
                          Attn: Sean Moriarty
                                Vice President, Business Development and Counsel
                          Telephone: (970) 482-5868
                          Facsimile: (970) 482-9735

        Copies to:        Morrison & Foerster LLP
                          5200 Republic Plaza
                          370 17th Street
                          Denver, Colorado 80202-5638
                          Attn: Warren L. Troupe, Esq.
                          Telephone: (303) 592-2255
                          Facsimile: (303) 592-1510

        If to MediGene:   MediGene Aktiengesellschaft
                          Lochhamer Strasse 11
                          D-82152 Planegg/Martinsried
                          Germany
                          Attn: Dr. Claudius Wamlek
                          Vice President of Business Development
                          Telephone: 011-49-89-8565-2900
                          Facsimile: 011-49-89-8565-2920

     Notice so given shall be deemed given and received (i) if by international mail on the seventh (7th) day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and
(iii) if by international courier, on the fourth (4th) business day following the day such notice is delivered to the international courier service, or such earlier delivery date as may be confirmed to the sender by such courier service."

     28. Exhibits H, I and J attached to this Second Amendment are hereby added to the Agreement as Exhibits H, I and J.

     29. Notwithstanding Section 6.01(e) of the Agreement or any other provision to the contrary, during the term of the Sublicense the Advisory Board shall not meet with respect to and shall not have the power to consider any issue for which [**].

     30. Notwithstanding Sections 10.01 and 10.02 of the Agreement, during the term of the Sublicense, Marketing Authorizations shall be governed by the provisions of Section 9.01 of the Sublicense."

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

     31. MediGene agrees to provide to Atrix all notices or other information that the Sublicense requires MediGene to provide to Atrix.

     32. This Second Amendment is expressly subject to and conditioned upon the execution by YAMANOUCHI and MediGene of the Sublicense. The effective date of this Second Amendment (the "Effective Date") shall be the effective date of the Sublicense. The provisions of this Second Amendment shall automatically terminate and become null and void, without any action by either Party, effective upon the termination of the Sublicense. Upon such termination and thereafter the provisions of the Agreement as in effect prior to this Second Amendment shall be in full force and effect.

     33. Miscellaneous.

          (a) This Second Amendment and all rights under this Second Amendment may not be assigned or transferred by either Party without the prior written consent of the other Party.

          (b) All capitalized terms used and not otherwise defined in this Second Amendment shall have the same meanings as set forth in the Agreement, or, to the extent not defined in the Agreement or this Second Amendment, the Sublicense.

          (c) Except as expressly modified by the terms of this Second Amendment, the terms and provisions of the Agreement shall remain in full force and effect as originally written.

          (d) This Second Amendment may be executed by the Parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. The Parties may execute this Second Amendment by facsimile signature.

          (e) The Parties shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated by this Second Amendment.

          (f) Nothing in this Second Amendment shall be construed to make the relationship of MediGene and Atrix herein a joint venture, association or partnership or make the Parties agents of one another. The Parties are not authorized to act as agents of one another as to any matter or to make any representations to any third parties indicating or implying the existence of any such agency relationship.

          (g) The Agreement and this Second Amendment constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, whether written or oral. No terms or provision of this Second Amendment shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except only in the event that the Parties amend this Second Amendment by written instruments specifically referring to and executed in the same manner as this Second Amendment.

          (h) Each of MediGene and Atrix acknowledges that it has been represented by counsel in the negotiation of the terms of this Second Amendment, and that it has reviewed the terms of this Second Amendment with said counsel, and that its decision to enter into this Second Amendment is based on the advice of said counsel. Each of MediGene and Atrix further acknowledges that it is executing this Second Amendment on a voluntary basis, and that it fully understands its final and binding effect.

     IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their respective duly authorized representatives as of the Effective Date,

                                      ATRIX LABORATORIES, INC.


                                      By: /s/ Michael R. Duncan
                                          ------------------------------------
                                      Name: Michael R. Duncan
                                      Title: Vice President and General Manager

                                      MEDIGENE AG


                                      By: /s/ Peter Heinrich
                                          ------------------------------------
                                      Name: Dr. Peter Heinrich
                                      Title: CEO

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                               THIRD AMENDMENT TO
                   COLLABORATION, LICENSE AND SUPPLY AGREEMENT

THIS THIRD AMENDMENT (the "Amendment") dated the 17th day of May, 2006 (the "Effective Date").

BETWEEN:

          QLT USA, INC., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, Colorado, U.S.A., 80525

          ("QLT USA")

AND:

          MEDIGENE AG, a German corporation having offices at Lochhamer Strasse 11, Planegg/Martinsried, Germany

          ("MEDIGENE")

WHEREAS:

A. MediGene and QLT USA (formerly Atrix Laboratories, Inc.) entered into a Collaboration, License and Supply Agreement dated April 4, 2001 as amended by the First Amendment dated September 12, 2002 and by the Second Amendment dated December 22, 2003 (the "Agreement"), wherein QLT USA has licensed to MediGene certain rights to the Product (which includes the U.S. One Month Product, the U.S. Three Month Product, the U.S. Four Month Product and the U.S. Six Month Product (each as defined in the Agreement)) in the Territory (as defined in the Agreement); and

B. The parties wish to amend the Agreement to simplify the transfer pricing of the Products, and to provide that MediGene retain and store the retention samples of the Product (as defined in the Agreement), rather than QLT USA, as currently provided, all on the terms and conditions set out in this Amendment.

NOW THEREFORE in consideration of the foregoing recitals and the mutual covenants and agreements set out in this Amendment and other good and valuable consideration, the sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

1.   INTERPRETATION

1.1 All capitalized terms used in this Amendment and not otherwise defined will have the meaning given to them in the Agreement.

1.2 Except as expressly amended by this Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect.


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

2.   AMENDMENT

2.1 Effective as of the Effective Date, the Agreement is hereby amended as follows:

2.1.1 The definition of "Atrix", as used throughout the Agreement, shall refer to QLT U.S.A., Inc., a Delaware corporation having offices at 2579 Midpoint Drive, Fort Collins, Colorado, U.S.A., 80525

2.1.2 The definition of "Atrix Manufacturing Cost" is deleted in entirety and replaced with the following:

"Atrix Manufacturing Cost" means, with respect of each Unit of Product and with respect to a given point in time, the actual cost of the Manufacture by Atrix of such Product which have been incurred during Atrix's preceding fiscal year (twelve months' period from January 1 through December 31) under a Manufacturing Process, divided by the number of Units of such Product produced during such twelve months' period. The actual cost of the Manufacture shall include the related quality assurance and quality control activities as required by Applicable Laws for the manufacture or sale of such Product in the respective jurisdictions in the Territory (other than the costs set forth in Section 2.03), which cost shall be comprised of the cost of goods produced as determined in accordance with GAAP, and shall include direct labor, direct material, including raw materials and packaging materials, and the allocable portion of the manufacturing overhead of Atrix directly attributable to the Manufacture of such Product, including the cost of those samples that is required to be retained by Atrix, at its expense, under Applicable Laws for quality control to the extent required in accordance with Section 7.03(b), but not including the cost of samples shipped to and purchased by MediGene for retention in Europe for quality control in accordance with Section 7.08. The allocable portion of the manufacturing overhead shall be determined by taking the [**]. Atrix Manufacturing Cost shall exclude selling, general and administrative, research and development, and interest expenses and any and all debt service payments of Atrix.

2.1.3 The following definition of "Fixed Price Period" is added to the definitions under Article I in alphabetical order:

"Fixed Price Period" means a fixed [**] time period. The first Fixed Price Period for all Products shall commence on [**] followed by consecutive Fixed Price Periods each commencing on the [**] of the commencing date of the preceding Fixed Price Period.

2.1.4 Section 7.03(b) of the Agreement is deleted in entirety and replaced with the following:

"(b) if and only to the extent required by the applicable regulatory authorities in the United States and/or Applicable Laws applicable to Atrix in the United States, [**] a sample of each batch of Product for such period as required by such Applicable Laws and such regulatory authorities;"

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2.1.5 A new Section 7.08 is added and shall read as follows:

"Section 7.08 Sample Retention by MediGene. MediGene shall retain at its expense a sample of each batch of Product for a period equal to such period as required by Applicable Laws and Competent Authorities in the Territory. Atrix shall ship to MediGene such retention samples of each batch of Product together with the commercial lot that they were obtained from, and the retention samples shall be clearly marked so as to identify them. Atrix shall include the retention samples on the invoice for the shipment, and MediGene shall purchase such shipped retention samples at the Atrix Manufacturing Price. The retained sample shall be sufficient in size as required by Applicable Laws and to allow MediGene to perform tests to determine whether or not the Product conforms to the Specifications. The retained samples shall be kept under the same conditions as those under which the Product is stored at MediGene's facilities."

2.1.6 Section 8.01 is deleted in its entirety and replaced with the following:

"Section 8.01. PURCHASE PRICE AND PAYMENT.

(a) Purchase Price. Atrix shall sell, and MediGene shall purchase, each Product or Demonstration Sample at the following purchase prices, which prices shall be fixed for the Fixed Price Period, and which may be adjusted at the end of each Fixed Price Period pursuant to Section 8.02 (a) (each price referred to as "Purchase Price"). Commencing effective [**] up to and including [**] the Parties agree that the Purchase Prices for all Product ordered by MediGene within such time period are set as follows:

U.S. One Month Product - [**] per Unit

U.S. Three Month Product - [**] per Unit

U.S. Four Month Product - [**] per Unit

U.S. Six Month Product - [**] per Unit

Demonstration Samples - [**] per Unit

(b) Payment. Atrix shall invoice MediGene at the time of each shipment for all Product and Demonstration Samples shipped by Atrix to MediGene and payment shall be due ten (10) days from the release of such shipment by MediGene's Qualified Person, but in no event later than thirty (30) days from receipt of the invoice."

2.1.7 Section 8.02(a) is deleted in its entirety and replaced with the following:

"(a) In the event that upon the last day of any Fixed Price Period for a Product (the "Adjustment Date") the Atrix Manufacturing Cost for such Product determined at such Adjustment Date differs from the last applicable Purchase Price for such Product effective prior

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

to the Adjustment Date, the Purchase Price shall be adjusted as follows with effect as of the date following the Adjustment Date: If the Atrix Manufacturing Cost at the Adjustment Date is lower than the last effective Purchase Price, the Purchase Price shall be decreased [**] of the difference between the Atrix Manufacturing Cost and the last applicable Purchase Price. If the Atrix Manufacturing Cost at the Adjustment Date is higher than the last effective Purchase Price, the Purchase Price shall be increased by [**] of the difference between the Atrix Manufacturing Cost and the last applicable Purchase Price. For
Example: If on [**] the Purchase Price for the U.S. One Month Product shall be [**] and the Atrix Manufacturing Cost for such Product on [**] shall be [**] the Purchase Price for such Product for the next Fixed Price Period from [**] shall be [**]. If on [**] the Purchase Price for the U.S. One Month Product shall be [**] and the Atrix Manufacturing Cost for such Product on such date shall be [**] the Purchase Price for such Product for the next Fixed Price Period from [**]. Atrix shall provide MediGene with such documentation as MediGene shall reasonably request to verify the Atrix Manufacturing Cost for any Product determined in connection with an adjustment of the Purchase Price pursuant to this Section 8.02(a) and with a statement verifying the information and certifying that the documentation and the information contained in the documentation is true and correct."

2.1.8 Sections 8.02(b) is deleted in its entirety and replaced with the following:

          "(b) In the event of any dispute between the Parties related to the adjustment of the Purchase Price for a Product the dispute will be referred to the Chief Executive Officers of Atrix and MediGene for joint resolution, provided that if the Chief Executive Officers are unable to mutually agree within thirty (30) days from referral after good faith discussions, the dispute will be finally settled by a single arbitrator appointed pursuant to the rules of the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The place of arbitration will be mutually agreed by the parties, acting reasonably. Each party will bear its own legal and travel costs, with administrative fees to be shared equally by the parties. The language to be used in the arbitration proceedings will be English.

          Until the dispute on the adjustment of the Purchase Price for a Product is resolved as set out above, MediGene shall pay for Product ordered from and after the end of the last expired Fixed Price Period the Purchase Price in effect for such Product prior to the disputed adjustment. If an adjusted Purchase Price is mutually agreed by the Parties or determined by the arbitrator, and such agreed or determined Purchase Price is greater or less than the Purchase Price actually paid by MediGene for such Product pursuant to the foregoing sentence, MediGene shall promptly pay to Atrix the difference upon receipt of an invoice from Atrix for such amount, or Atrix shall promptly reimburse MediGene for such difference, as the case may be.

          Notwithstanding the foregoing, commencing twelve (12) months from the date of the First Commercial Sale of each Product, on a Product by Product basis, in the event that the total increase results in an increased Purchase Price which becomes, in

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

     MediGene's sole judgment, commercially non-viable for a given Product in a given country in the Territory, MediGene shall have the right, in its sole discretion, to [**]:

               (i) [**];

               (ii) [**]; and

               (iii) [**].

3.   GENERAL

3.1 Marginal headings as used in this Amendment are for the convenience of reference only and do not form a part of this Amendment and are not to be used in the interpretation hereof.

3.2 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

3.3 This Agreement may be executed in counterparts with the same effect as if both parties had signed the same document. Both counterparts will be construed together and will constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

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

IN WITNESS WHEREOF, QLT USA and MediGene hereto have caused this Amendment to be executed in duplicate by their duly authorized officers as of the Effective Date.

QLT USA, INC.                           MEDIGENE AG


By: /s/ Michael Duncan                  By: /s/ Peter Heinrich
    ---------------------------------       ------------------------------------
Name: Michael Duncan                    Name: Dr. Peter Heinrich
Title: President                        Title: CEO


By: /s/ David Speights
    ---------------------------------
Name: David Speights
Title: Controller


By: /s/ Sean Moriarty
    ---------------------------------
Name: Sean Moriarty
Title: Corporate Counsel


                                        6